(Table of Contents)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

Amendment 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Aureus, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	47-1893698
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Glenlake Parkway #650, Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 805-6044

With a copy to:

Philip Magri, Esq.

Carmel, Milazzo & Feil LLP

55 W 39th Street, 18th Floor

New York, NY 10018

Tel: 212-658-0458

Fax: 646-838-1314

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this Amendment No. 1 to General Form for Registration of Securities on Form 10 (File No: 000-55398) (the “Registration Statement”) to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise mentioned or unless the context requires otherwise, when used in this Amendment, the terms “Aureus,” “Company,” “we,” “us,” and “our” refer to Aureus, Inc., a Nevada corporation, and its subsidiaries.

The Registration Statement was initially filed with the U.S. Securities Exchange Commission (the “SEC”) on May 4, 2021 (the “Initial Filing Date”) and will become effective as a matter of law 60 days after the Initial Filing Date. Once effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual, quarterly, and current reports and proxy or information statements with the SEC, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements under Section 12(g) of the Exchange Act. Our executive officers, directors, and stockholders beneficially owning 10% or more of our common stock will become subject to Section 16 of the Exchange Act and will be required to file Forms 3, 4, and 5 with the SEC. Stockholders beneficially owning more than 5% of our common stock will be required to file Schedules 13D/G with the SEC pursuant to Sections 13(d) or (g) of the Exchange Act.

You may read and copy reports we filed with the SEC, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available free of charge by visiting the Company’s filing page on the SEC’s website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Other than statements of historical fact, all statements in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and management objectives, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement that we believe could cause actual results or events to differ materially from the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.aureusnow.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Section 16 reports filed by our executive officers, directors, and 10% stockholders and amendments to those reports.

i

AUREUS, INC.

FORM 10/A

(Amendment No. 1)

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ITEM 1. BUSINESS.

Overview

Aureus, Inc. (“Aureus,” “ARSN,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013. Our offices are located at One Glenlake Parkway #650, Atlanta, GA 30328. Our telephone number is (404) 885-6045, and our email address is aureus.now@gmail.com. Our website is www.aureusnow.com. We do not incorporate the information on or accessible through our website into this Registration Statement, and you should not consider any information on, or that can be accessed through, our website a part of this Registration Statement.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring fresh, innovative brands with great potential. Our brands will be unique as we focus on niche markets that are still in need of development.

We operate two lines of business. Through our subsidiary, YIC Acquisitions Corp. (“YICA”), we acquired the assets of Yuengling’s Ice Cream (“YIC” or “Yuengling’s”) in June 2019. Yuengling’s sells high-quality ice cream without artificial colors, flavoring, or preservatives and no added hormones. Yuengling’s is currently sold in select retailers and convenience stores in eastern Pennsylvania. In September 2020, we entered into the micro-market segment and launched our second business line, Aureus Micro-Markets (“AMM”). Closely tied to the vending machine industry, micro-markets look and feel like modern convenience stores while functioning with the ease and efficiency of vending food service and refreshment services. They provide an improved customer experience and greater product variety, with a proven track record of increasing sales at vending locations while keeping labor costs down and improving operating efficiencies. Micro-markets are a hybrid form of vending, food service, coffee service, and convenience stores that provide an improved customer experience, exponentially greater product variety, and increased sales within a single location while keeping labor costs down and improving operational efficiencies. The expanded product variety, open flow, and cashless payment options mean that consumers spend less time in line fumbling with cash/change, can purchase multiple items with one transaction, and buy more items per transaction than with cash transactions.

YUENGLING’S ICE CREAM

The Yuengling Family began making ice cream in 1920 when Frank D. Yuengling, President of D.G. Yuengling & Sons Brewery, started a separate company–Yuengling’s Ice Cream–to keep the Yuengling Brewery solvent despite the onset of prohibition. In 1935, upon the repeal of prohibition, Frank transferred ownership to son, Frederick G. Yuengling, and, from 1963 to 1985, Frederick’s eldest son, Frederick G. Yuengling, Jr., proudly produced ice cream, serving up generations of memories for folks in and around Pennsylvania.

In 2014, after a nearly 30-year absence from store shelves, Frederick G. Yuengling Jr.’s son, David Yuengling, and Rob Bohorad relaunched the Yuengling’s Super-premium Ice Cream brand through regionally focused retail, wholesale, and food service channels in and around Pennsylvania. Yuengling’s Ice Cream has a strong tradition of making exceptional gourmet ice cream products in central Pennsylvania. This fan-favorite brand continues advancing its legacy and its renowned dairy quality by using locally sourced dairy ingredients that contain no added hormones.

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In 2019, Aureus agreed to acquire Yuengling’s Ice Cream Corp’s (“YIC”) assets through our subsidiary, YIC Acquisitions Corp. (“YICA”). All of YICA’s activities are managed and overseen by our C-level corporate finance team and turnaround, marketing, logistics, and transport specialists to help guide this nationally recognized, award-winning, high-value, artisan ice cream brand to expected future profitability.

Acquisition of Yuengling’s Ice Cream

On June 18, 2019, we, through our subsidiary, YICA, purchased substantially all of the assets of YIC under the PA UCC Article 9 Default, Foreclosure and Private Sale Agreement (the “Private Sale Agreement”) with Mid Penn Bank, a Pennsylvania banking corporation (the “Lender”), and David Yuengling, Robert C. Bohorad, and Dacell, LLC (the “Guarantors”). On June 18, 2019, YICA also entered into the Secured Creditor Asset Sale and Purchase Agreement with the Lender and YIC (the “Asset Sale and Purchase Agreement”). Due to previous defaults on secured debt owed to the Lender by the Guarantors, the Lender exercised its right to take possession of and sold the assets of YIC to YICA in exchange for the assumption of all secured debt owed to the Lender by the Guarantors and with the Guarantors remaining as guarantors of the secured debt under the Private Sale Agreement and the Asset Sale and Purchase Agreement. The aggregate amount of secured debt owed to the Lender at the time of the acquisition was $1,889,011 (the “Secured Debt”). As the year ended October 31, 2020, the amount of Secured Debt (including principal and interest) was $1,691,428.

Since the closing of the acquisition, YICA has assumed three loans. The first loan was an SBA loan with a principal balance of $1,061,077 and an annual interest of 5.25%. As of October 31, 2020, there was $891,428 in principal and interest. The loan requires monthly payments and matures on March 13, 2026. The second loan is a credit line with a principal balance of $816,831 and an annual interest rate of 4.25%. As of October 31, 2020, there was $ $800,000 in principal and interest. Monthly payments are required under this line of credit. The third loan is for a truck with a principal balance of $17,944 and an annual interest rate of 4.95%. On June 30, 2020, the truck was sold, and the outstanding balance of the loan was paid in full.

On July 2, 2019, and effective June 18, 2019, the parties to the Private Sale Agreement and the Asset Sale and Purchase Agreement entered into the Post-Closing Agreement (the “Post-Closing Agreement”), YICA was allowed to transfer $50,000 to the Lender as security post-closing (within 60 days of July 2, 2019).

On July 30, 2020, and effective June 18, 2019, the parties to the Post-Closing Agreement entered into the First Amendment to the Post-Closing Agreement (the “First Amendment”) under which YICA was allowed to transfer $50,000 to the Lender by December 31, 2020. The Second Amendment later amended the First Amendment to the Post-Closing Agreement (the “Second Amendment”), dated December 30, 2020, to extend the First Amendment’s transfer period to March 31, 2021. As of the time of this filing, Mid Penn Bank has extended the transfer period to September 30, 2021.

THE BRAND LINE UP: Pint and Tub Flavors

In February 2014, Yuengling’s brand was launched in quart containers in 10 flavors. Quarts were the best way to gain access to shelf space without displacing existing 48oz or 16oz products. At the request of retailers, in July 2015, the company switched to pint-sized containers and also began producing 3-gallon tubs for food service sales.

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Our primary ice cream flavors include:

•	Black and Tan –a swirl of rich Belgian chocolate ice cream & salty caramel ice cream;

•	Butterbeer –buttercream ice cream and butterscotch ice cream with a butterscotch swirl;

•	Vanilla Fudge Chunk With Pretzels –Madagascar vanilla ice cream, fudge swirl, chocolate chips & chocolate-covered pretzels;

•	Vanilla– creamy and sweet Madagascar vanilla;

•	Original Sea Salt Caramel Swirl –sea salt caramel ice cream with creamy caramel swirls;

•	Peanut Butter Cup– rich Belgian chocolate + peanut butter ice creams with peanut butter swirls & peanut butter cup pieces;

•	Root Beer Float –traditional old-fashioned root beer float;

•	Espresso Chocolate Chip –dark coffee ice cream with rich espresso chocolate chips;

•	Cherry Vanilla Chunk –cherry vanilla ice cream with cherry chunks and large dark chocolate chips;

•	Cookies & Cream– vanilla ice cream with old-fashioned dark chocolate cookie pieces;

•	Cinnamon Churro –Madagascar vanilla ice cream with baked churro pieces and a cinnamon swirl;

•	Teaberry –a mountainous teaberry plant yields bright pink, sweet, tart, and minty old-fashioned ice cream; and

•	Strawberry –strawberry ice cream with fresh strawberry pieces.

* All flavors listed are gluten-free except Vanilla Fudge Chunk with Pretzels and Cinnamon Churro.

Yuengling’s recipe contains high solids and mid-range weight (50% overrun / air) for a gourmet mouth feel. We believe Yuengling’s Ice Cream exceeds the Whole Foods Market® Ingredient Quality Standards as a result of the following:

•	Yuengling’s Ice Cream uses a high super-premium butterfat (14%) base-paired with America’s finest artisan flavorings and inclusions (12%).

•	Yuengling’s Ice Cream contains no added growth hormones, steroids, or antibiotics.

•	Yuengling’s Ice Cream is rBST / rBGH free, kosher, and 11 of our 13 flavors are gluten-free.

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Brand & Flavor Awards

Yuengling’s Madagascar Vanilla super-premium ice cream received the 2016 Gold Medal at the L.A. International Dairy Competition in the “Premium Vanilla Ice Cream” category.

Yuengling’s Cinnamon Churro super-premium ice cream was selected by the Supermarket Guru–one of America’s most trusted food critics and influencers–a Hit Product Seal™ and was appointed “Pick of the Week” with a score of 94/100.

Yuengling’s Cherry Vanilla Chunk super-premium ice cream received the Wisconsin Dairy Products Association–1st Place Award at the World Dairy Expo Championship in the “Dairy Products–Open Class: Flavored Fruit and or Nut Ice Cream” category and earned a near-perfect score of 99.8.

In 2018, Yuengling’s Ice Cream began selling on Goldbelly, the largest online purveyor of artisan, gourmet, and specialty foods in the U.S.

In 2019, Yuengling’s Ice Cream began selling on eTailer/www.icecreamsource.com, another large online ice cream sales platform. Yuengling’s Ice Cream’s website, www.yuenglingsicecream.com also offers on-line sales. These sales are redirected and processed through the icecreamsource.com platform. At the time of this filing, online sales have been temporarily suspended due to inventory being out of stock, but the Company plans to resume online sales in late 2021 or early 2022.

Production

Yuengling’s Ice Cream is currently produced by Totally Cool, Inc. (“Totally Cool”) at a high quality, modern, FDA-compliant facility in Owings Mills, Maryland. Our packaging consists of six quarts to a case, eight pints to a case, and three gallon tubs. Totally Cool is a smaller ice cream production facility that produces ice cream and other frozen desserts for several local, regional, and national brands. Totally Cool’s size allows for smaller and more flexible production runs. We currently do not have a written agreement with Totally Cool; but rather, we order our products as needed pursuant to purchase orders.

Operating Strategy

Yuengling’s retail operating strategy is three-phased, centering on (1) product development, (2) achieving acceptance in a defined core area, and (3) expanding our operations once specific volume and metrics are attained. We are currently in the early stages of phase two.

Marketing and Distribution

Yuengling’s core marketing area is defined as the area from Scranton, Pennsylvania in the North, central Virginia in the South, Pittsburgh, Pennsylvania to the West, and the New Jersey shore to the East. We believe we offer higher than average overall margins for retailers.

Our goal is to establish critical mass distribution and specific consumer acceptance levels in the defined core marketing area. We feel this will be accomplished through brand promotion at the store level and top-of-mind-focused marketing programs, including large-scale and small-scale direct consumer product sampling. Once we have sufficient market penetration in our core marketing area, we plan to expand and establish the brand outside this area. At the time of this filing, Yuengling’s Ice Cream is sold in select markets in eastern Pennsylvania.

The Company plans to begin selling its three gallon tubs to food service customers in late summer or early fall of 2021. The Company also plans to begin selling its ice cream pints to distributors in the fall of 2021 and to retailers in either late fall of 2021 or spring of 2022.

In the future, we anticipate working with several independent ice cream distributors, rather than a few large distributors, to distribute our products regionally and nationally. To help facilitate customer relationships, we may engage food brokers to act as our agents within designated territories or for specific accounts and receive commissions, which average 5% of net collected sales.

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Our ice cream is shipped from our manufacturer to third-party cold storage facilities. In turn, our products are distributed from these cold storage facilities. We do not own, lease or otherwise maintain any vehicles involved in the shipping of our products.

Competition

Yuengling’s ice cream competes with all forms of ice cream products, yogurt-based desserts and plant-based frozen desserts. Other ice cream and similar dessert products are presently being sold throughout the United States by established manufacturers and distributors of ice cream and other frozen dessert products. The ice cream and frozen dessert industry is highly competitive and most companies with whom we compete are substantially larger and have significantly greater resources than us. Many of our competitors also have greater brand recognition than us. All of our products face substantial competition from dairy and dairy free products marketed by companies with significantly greater resources than we have.

At the national level, our primary retail competitors are Ben & Jerry’s and Häagen-Dazs. At the regional level, our direct retail competitors are Giffords (Maine), Graeter’s (Ohio), and Turkey Hill (Pennsylvania).

In most product categories, we compete not only with widely advertised branded products, but also with generic and private label products that are generally sold at lower prices. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity, and the ability to identify and satisfy consumer preferences. Our market share and ability to grow our revenue could also be adversely impacted if we are not successful in introducing innovative products in response to changing consumer demands or by new product introductions of our competitors. If we are unable to build and sustain brand equity by offering recognizably superior product quality, we may be unable to maintain a competitive advantage over other products.

We believe that our ice cream is higher quality than most national brands, comparable to Ben & Jerry’s and Häagen-Dazs and that we differentiate ourselves through our new and different flavors. We also believe we have better value to consumers in cost per ounce, strong brand loyalty, and close relationships with retailers. While some national brands continue to reduce the quality of their offerings and downsize their products, Yuengling’s products compare favorably and provide good “value” to our customers.

Sources and Availability of Raw Materials and Principal Suppliers

YICA outsources its production operations to a third-party manufacturer, Totally Cool, located in Owings Mills, Maryland. Other ice cream manufacturers have been identified as backups, or possibly primary facilities, but are not currently utilized. Each manufacturer has multiple sources for the main raw ingredients for the production of our ice cream. The primary ingredient sourced by a production facility is the mix, which consists of milk, cream/butterfat, emulsifiers, egg yolks, and other items. The production facility for YICA may order additional supplies and ingredients such as packaging (e.g., cups and lids), flavorings (e.g., mint), inclusions (chocolate chips), and variegates (e.g., fudge) or YICA may source these supplies and/or ingredients. While there is more than one source of packaging, the primary supplier is Stanpac Inc. The waiting period could be 2-6 weeks, but packaging from Stanpac is always available. The flavorings, inclusions, and variegates Yuengling’s uses are standard products, available from several sources and have always been readily available.

Relationships with Co-Packers

We do not have a written production agreement with Totally Cool and do not anticipate that we would encounter any material difficulty in obtaining alternative production sources, at a comparable cost, if our co-packer decides to terminate their relationships with us. Nevertheless, any disruption in supply could have a material adverse effect on our company.

Intellectual Property

In May 2014, we were granted a trademark for “Yuengling’s Ice Cream” for the ice cream category. In May 2016, we were granted a trademark for “Black & Tan” for the ice cream category, and, in September 2016 we were granted a trademark for “Butterbeer” for the ice cream category.

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We own the recipes to all of our proprietary ice cream flavors. In order to protect our formulas, we have entered into confidentiality arrangements with our co-packer, Totally Cool. There can be no assurance that such confidentiality arrangements can or will be maintained, or that our trade secrets, know-how and marketing ability cannot be obtained by others, or that others do not now possess similar or even more effective capabilities.

We own Yuengling’s website, www.yuenglingsicecream.com. We also own the URL www.yuenglingsicecream.net.

Seasonality

We typically experience higher demand for our ice cream products during the spring and summer seasons.

Governmental Regulation

Yuengling’s business subject to regulation by the United States Food and Drug Administration (the “FDA”), Such regulations include standards for product descriptions, nutritional claims, label format, minimum type sizes, content and location of nutritional information panels, nutritional comparisons, and ingredient content panels. Our labels, ingredients and manufacturing processes are subject to inspection by the FDA.

Yuengling’s ice cream is produced by Totally Cool, Inc. with packaging by Stanpac Inc, and ingredients, flavorings and inclusions by numerous manufacturers. All of these entities must comply with federal and local environmental laws and regulations relating to air quality, waste management, and other related land use matters. The FDA also regulates finished products by requiring disclosure of ingredients and nutritional information. The FDA can audit our producer’s facility to determine the accuracy of the disclosure of our products. State laws may also impose additional health and cleanliness regulations on our manufacturers and storage providers.

Food manufacturing facilities are subject to inspections by various safety, health and environmental regulatory authorities. A finding of a failure of our manufacturer to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of the manufacturer’s facilities, subject to a period during which the manufacturer can remedy the alleged violations. We believe that Totally Cool, Stanpac Inc., and all ingredient suppliers are in compliance in all material respects with governmental regulations regarding our current products and have obtained the material governmental permits, licenses, qualifications and approvals required for their operations. Our manufacturer’s compliance with federal, state and local environmental laws has not materially affected us either economically or in the manner in which we conduct our business. However, there can be no assurance that our current or any future manufacturer will be able to comply with such laws and regulations in the future or that new governmental laws and regulations will not be introduced that could prevent or temporarily inhibit the development, distribution and sale of our products to consumers.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If our producer or co-packer fail comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

AUREUS MICRO-MARKETS

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Aureus Micro-Markets (“AMM”) was launched in September 2020. AMM provides vending services to small and medium-sized businesses. AMM provides flexibility in the products it offers together with the addition of fresh, healthy choices. Lines are eliminated with a cashless, app-based payment system. We place company-owned equipment at the micro market location at no cost to the customer. We purchase food and beverages from wholesalers and manufacturers and, in turn, sell these products to the end-user. Net return on investment (ROI) can be dramatically higher due to lower capital investment costs. A micro-market layout can be customized to suit different workplaces, and therefore no space is wasted. They can be installed in a corner or take up an entire room.

Operating Strategy

AMM’s operating strategy is currently focused on developing its business in the Atlanta Market area. Once key systems have been established, such as warehousing, purchasing, inventory-keeping, deliveries, and sales, the Company intends to expand into other geographic regions. The Company plans to replicate its model in each location. We will customize when needed, but we prefer to keep the model as consistent as possible. The Company plans to continually review and improve on its processes and procedures.

Sales & Marketing

AMM targets businesses that have between 50 and 250 employees, starting in the Atlanta Metro area. Our contact salespeople call on these businesses to gain their consent to allow us to install and service the micro-market at no cost or no obligation to the company. As such, there are no contracts. We purchase supplies (food and drinks) from wholesalers or directly from manufacturers and we make our revenue by selling the drinks and snacks to individuals at each micro market location. Once we feel comfortable with our operations in the Atlanta Metro area, we plan on expanding geographically. As of March 31, 2020, we had received seven businesses’ consents to install our equipment with several other customers in the later stages of the approval process. At the time of this filing, no equipment has been installed.

Suppliers

AMM has relationships with numerous suppliers for the racks, coolers, and freezers necessary to supply its customers. The equipment is lightweight and not permanently affixed, making it easy to install and re-locate, if necessary. We started the business by purchasing equipment for the first ten micro-markets on October 5, 2020, from Healthy Smart Marts. We have since purchased an additional two sets of micro-markets from a Texas-based supplier, Graphics That Pop (“GTP”). GTP not only provides the equipment but also provides the graphics that surround them. AMM retains ownership of the equipment and AMM is responsible for the placement, maintenance, and repair of the equipment. If AMM is not able to repair a piece of equipment, such as a cooler, it will work with third parties to ensure the work is properly done.

AMM has lined up relationships with product vendors, such as Vistar, to provide the products stocked at the customer locations.

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Products

Products offered to customers are generally snacks, drinks, and refrigerated foods. Snacks may include chips, pretzels, candy bars, and nuts. Drinks may have soda, water, and juices. Refrigerated foods may consist of items such as yogurt, cheese, salads, and sandwiches.

Payment Processing and Inventory Management

For payment, consumers utilize GrabScanGo’s app-based payment system. This no-touch technology eliminates the need for a payment kiosk and checkout lines. In addition to the company’s accounting system, GrabScanGo’s robust inventory system helps AMM track products’ consumption in real-time and service the business more effectively, making sure the customer is always stocked.

Distribution

Equipment and supplies will be stored in a third party storage warehouse located in the greater Atlanta metropolitan area. The equipment will be delivered to micro market locations by AMM employees and using AMM vehicles. Supplies, will be delivered to the micro markets by AMM employees using AMM vehicles on either an as-needed basis, or a scheduled basis, depending on what is needed for that location and/or what is agreed upon. Maintenance of the equipment will be performed by AMM employees when possible. If the repair requires advanced expertise, a third party may be sent to the micro markets location or the equipment in question may be swapped out with a new piece of equipment.

Competition

There is significant competition in the food and vending services business from local, regional, national, and international companies of varying sizes, many of which have substantial financial resources. Our ability to successfully compete depends on our ability to provide quality services at a reasonable price and to provide value to our customers and consumers. Certain of our competitors have been and may in the future be willing to underbid us or accept a lower profit margin or expend more capital to obtain or retain business. Certain regional and local service providers may be better established than we are within a specific geographic region. Also, existing or potential customers may elect to self-operate their food and vending services, eliminating the opportunity for us to serve them or compete for the account. Several of our competitors have more extensive portfolios of services and a broader geographic footprint than we do. Therefore, we may be placed at a competitive disadvantage for customers who require multiservice or multi-geographic bids.

Government Regulation

Aureus Micro Markets is subject to various laws and regulations administered by federal, state and local government agencies of the United States, including laws and regulations governing the production, storage, distribution, sale, display, advertising, marketing, packaging, labeling, content, quality and safety of food products, our occupational health and safety practices, and the transportation and use of many of our food products.

We are required to comply with a variety of U.S. laws and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and various state laws governing food safety.

Certain jurisdictions are considering imposing, taxes, labeling requirements or other limitations on, or regulations pertaining to, the sale of certain of food products, ingredients or substances contained in, or attributes of, products or commodities used in the manufacture of food products, including certain products that contain added sugars or sodium, exceed a specified caloric count or include specified ingredients such as caffeine.

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Legislation has been proposed in Congress and by certain state and local governments which would prohibit the sale of soft drink products in non-refillable bottles and cans or require a mandatory deposit as a means of encouraging the return of such containers, each in an attempt to reduce solid waste and litter. Similarly, we are aware of proposed legislation that would impose fees or taxes on various types of containers that would be used in our business. We are not currently impacted by the policies in these types of proposed legislation, but it is possible that similar or more restrictive legal requirements may be proposed or enacted within our distribution territories in the future.

We do not currently have any material commitments for environmental compliance or environmental remediation for any of our properties. We do not believe compliance with enacted or adopted federal, state and local provisions pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment will have a material adverse impact on our consolidated financial statements or our competitive position.

We are not aware of any current government regulations in the vending market that would have a material impact on the business. With regard to the payment process of our vending business, AMM uses a third-party payment processor, so AMM will not store or be responsible for any customer payment information.

Companies engaged in the manufacture, packaging and distribution of food items are subject to extensive regulation by various government agencies which, pursuant to statutes, rules, and regulations, prescribe quality, purity, manufacturing and labeling requirements. Food products are often subject to “standard of identity” requirements, which are promulgated at either the Federal or state level to determine the permissible qualitative and quantitative ingredient content of food. To the extent that any product that we seek to market does not conform to an applicable standard, special permission to market such a product is required.

Seasonality

The micro-market business line is not anticipated to be seasonal in nature.

Intellectual Property

We own the domain name, www.atlantamicromarketvending.com.

Aureus, Inc. Corporate History

We were incorporated in the State of Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the State of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc.”

Facilities

We do not own or lease any property. We currently have an agreement for a virtual office. Our business mailing address is One Glenlake Parkway #650, Atlanta, GA 30328. Our primary phone number is (404) 885-6045.

Employees

We currently have three full-time employees, including Everett M. Dickson, the Company’s sole officer and director. Mr. Dickson’s employment agreement prohibits him from competing with us or disclosing our proprietary information to non-authorized third parties. We intend to hire additional employees or engage independent consultants or contractors on as needed basis to grow our YICA and AMM divisions, subject to available capital.

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ITEM 1A. RISK FACTORS.

The following is only a summary of the risks pertaining to our Company. Investment in our securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Registration Statement. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Registration Statement, including statements in the following risk factors, constitute “forward-looking statements.”

Risks Relating to Operations

Our results could be materially and adversely affected by the impact of the COVID-19 pandemic.

The continuing spread of COVID-19 across the United States could materially and adversely impact our business, including as a result of the loss of adequate labor, whether as a result of high absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers as a result of a COVID-19 outbreak, a government order or otherwise, or supply chain or carrier interruptions or delays. Further, the COVID-19 pandemic has had and could continue to have a negative impact on economic conditions, which may adversely impact consumer demand for our products, which may have a material adverse effect on our business, financial condition, and operating results. To the extent any of these events occur, our business, financial condition, and operating results could be materially and adversely affected. The extent to which the COVID-19 pandemic impacts our business will depend on future developments not within our control, including the duration and severity of the COVID-19 pandemic and surges, the timing of widespread availability and taking of a COVID-19 vaccine in the United States, the length of time COVID-19 related restrictions on dining options stay in effect and for economic and operating conditions to return to pre-pandemic levels, together with resulting consumer behaviors, and numerous other uncertainties, all of which remain uncertain. The unavailability and incapacity of Mr. Dickson, our only executive officer and director, due the COVID-19 would have a material adverse effect of our business.

We have a going concern opinion from our auditors, indicating the possibility that we may not continue to operate. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

We have incurred a net loss of $192,888 for the year ended October 31, 2020, and a net loss of $153,938 for the quarter ended January 31, 2021. We anticipate generating losses for the next 12 months. We have generated only $57,460 in gross sales for the year ended October 31, 2020, and $3,386 in gross sales for the quarter ended January 31, 2021. Accordingly, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities, which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation in April 2013, we have not generated enough revenues to exceed our expenses. We acquired the assets of Yuengling’s Ice Cream Corp in June 2019 and entered the micro-market industry with Aureus Micro-Markets in September 2020. As a result of us recently entering into these business lines, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications, and delays inherent in new business lines. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. Our business is dependent upon the implementation of our business plan. We may not be successful in implementing such a plan and cannot guarantee that, if implemented, we will ultimately be able to attain profitability.

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We do not currently have sufficient cash flow to maintain our business.

We do not currently have enough cash flow to operate our business. Therefore we will be dependent upon additional capital in the form of either debt or equity to continue our operations and expand our products to new markets. At present, we do not have arrangements to raise all of the needed additional capital, and we will need to identify potential investors and negotiate appropriate arrangements with them. We may not be able to arrange enough investment within the time the investment is required or that if it is arranged, that it will be on favorable terms. If we cannot get the needed capital, we may not be able to become profitable and may have to curtail or cease our operations.

Our management has limited experience operating a public company and is subject to the risks commonly encountered by early-stage companies.

Although our management has experience in operating small companies, our current management has not managed expansion while being a public company. Many investors may treat us as an early-stage company. Also, our management has not overseen a company with considerable growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets.

We depend heavily on key personnel.

We believe our success depends heavily on the continued active participation of our current executive officers. If we were to lose our executive officers' services, the loss could have a material adverse effect on our business, financial condition, or operation results. Also, to achieve our future growth plans, we will need to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees is intense, and if we cannot attract, retain and motivate these additional employees, their absence could have a materially adverse effect on our business, financial condition, or results of operations.

Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts may constrain our ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages, other labor-related expenses, especially when we cannot recover such increased costs through increases in the prices for our products and services. In some cases, we will have to absorb any cost increases, which may adversely impact our operating results.

A failure to maintain food safety throughout our supply chain and food-borne illness concerns may result in reputational harm and claims of illness or injury that could negatively affect us.

Food safety is a top priority for us, and we dedicate substantial resources to ensuring that our consumers enjoy safe, quality food products. Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food manufacturers, food suppliers, or food distributors, food safety could, in part, be out of our control. Regardless of the origin or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business and harm our sales. Even instances of food-borne illness, food tampering, or contamination at a location served by one of our competitors could result in negative publicity regarding the food service industry generally and could negatively impact our sales. Future food product recalls, and health concerns associated with food contamination may also increase our raw materials costs and disrupt our business from time to time.

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Governmental regulations relating to food and beverages may subject us to significant liability.

The regulations relating to each of our food and support services segments are numerous and complex. A variety of rules and regulations at various governmental levels relating to the handling, preparation, and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities, and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended rules and regulations in this area may significantly increase the cost of compliance or expose us to liabilities.

If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions, or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures, or debarments from government contracts. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business and operations results. Also, governmental units may make changes in the regulatory frameworks within which we operate that may require either the Company as a whole or individual businesses to incur substantial increases in costs to comply with such laws and regulations.

If our relationship with key business suppliers and distributors were to be disrupted, we could experience disruptions to our operations and cost structure.

If critical suppliers to our business, such as Stanpac for ice cream packaging or Vistar for vending products, were disrupted, it could affect our ability to source necessary raw materials needed to produce ice cream or source products for the sale of vending items. If our relationship with any of these key suppliers or distributors were disrupted, if it was not already arranged, we would engage and source from alternative suppliers and distributors. This disruption could affect our operations and cost structure.

Risks Related to Our Indebtedness

We are highly leveraged.

As of January 31, 2021, our outstanding indebtedness was $1,936,587. Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations. This degree of leverage could have significant consequences, including:

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities and our receivables facility, are at variable rates of interest;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our less highly leveraged competitors.

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We could incur additional indebtedness in the future, subject to the restrictions contained in our current debt obligations. If new indebtedness is added to our current debt levels, the related risks we now face could increase.

If due to such a deterioration in our financial performance, our cash flows and capital resources were to be insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, if we were required to raise additional capital in the current financial markets, the terms of such financing, if available, could result in higher costs and greater restrictions on our business. If we were to need to refinance our existing indebtedness, the conditions in the financial markets at that time could make it difficult to refinance our existing indebtedness on acceptable terms or at all. If such alternative measures proved unsuccessful, we could face substantial liquidity problems.

Our debt agreements may contain restrictions that limit our flexibility in operating our business.

Our senior secured credit agreement and the indenture governing our senior notes contain covenants that limit our restricted subsidiaries’ and our ability to, among other things:

•	incur additional indebtedness, refinance or restructure indebtedness or issue certain preferred shares;

•	make certain investments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Risks Related to Yuengling’s Ice Cream

We face risks associated with COVID-19.

Yuengling’s ice cream is manufactured by a third party co-packer, Totally Cool, in their facility located in Maryland. A prolonged shutdown of their facility due to COVID-19, including but not limited to, one or more of their personnel testing positive for the virus, an outbreak, or state mandated shutdown, could adversely affect YICA’s business operations and financial results. Also, YICA’s only has two executive officers, David Yuengling, YICA’s Executive VP or Research and Development, and Mr. Robert Bohorad, YICA’s Chief Operating Officer. The unavailability, incapacity and inability of either or both of Mr. Yuengling or Mr. Bohorad due to COVID-19 related illnesses, post-COVID-19 lingering effects or negative reactions to or side effects from taking the COVID-19 vaccine could adversely affect on YICA’s business operations and have a material adverse effect on YICA’s business operations.

Changes in consumer preferences or discretionary consumer spending could harm our performance.

The success of our business depends, in part, upon the continued popularity of our concepts, and shifts in these consumer preferences could negatively affect our future profitability. Negative publicity over certain food items' health aspects may adversely affect consumer demand for our products and could result in a decrease in our revenues, which could materially harm our business. Additionally, our success depends, in part, on a consumer preference for eating our products and to an extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income, and consumer confidence. A decline in consumer spending or economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results, or cash flow. We will be required to disclose calorie counts for our products or the third-party products we sell due to federal regulations, which may affect consumers’ eating habits. Shifts in consumer preferences could also be based on health concerns related to the cholesterol, carbohydrate, fat, calorie, sugar, or salt content of certain food items, including items featured on our menu.

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We may be unable to compete effectively in the food industry.

The food industry is intensely competitive and heavily saturated. YICA primarily competes with ice cream products and other desert products. Also, independent owners of local or regional food companies or establishments may enter our markets without significant entry barriers, and such establishments may provide price competition for our products. Competition in the food industry's relevant segments is expected to remain intense with respect to price, quality, marketing, and the type and quality of food. We also face intense competition for qualified management personnel.

Yuengling’s Ice Cream is sold in a limited number of stores.

We sell Yuengling’s Ice Cream in a limited number of stores, and our products may be relatively unknown. Initial sales have been strong in stores where we currently have our products, but our products may not be accepted in other markets we will try to reach.

We may become subject to potential claims for product liability.

Our business could expose us to claims for personal injury from contamination of our products. We believe that our products' quality is carefully monitored through regular product testing, but we may be subject to liability as a result of customer or distributor misuse or storage. The Company maintains product liability insurance against certain types of claims in amounts which it believes to be adequate. The Company also maintains an umbrella insurance policy that it considers to be sufficient to cover claims made above its product liability insurance limits. Although no claims have been made against the Company or its distributors to date and the Company believes its current level of insurance to be adequate for its current business operations, it is possible that such claims will arise in the future, and the Company’s policies may not be sufficient to pay for such claims.

We rely on one production facility to produce our Yuengling ice cream. The loss of this manufacturer could cause an interruption to our operation and have a material adverse effect on our business if we cannot find a replacement facility.

Yuengling’s Ice Cream is currently produced by only one production facility, Totally Cool, Inc., a smaller ice cream production facility that makes ice cream and other frozen desserts for other local, regional and national brands. We currently do not have a written agreement with Totally Cool; but rather, we order our products as needed pursuant to purchase orders. The loss of Totally Cool could interrupt our operations and have a material adverse effect on our business if we do not find a replacement production facility quickly. YICA has identified other back up ice cream production facilities but, at the time of this filing, it does not have a formal relationship or production agreement in place.

We must rely on several smaller ice cream distributors rather than large distributors to distribute our products.

We do not presently have any independent capability to distribute our product, and we do not believe it is feasible to develop our own distribution business. Consolidation within the ice cream industry has made it more challenging to distribute ice cream products not affiliated with large ice cream distributors. In some markets, the largest ice cream companies substantially control all of the ice cream distribution to supermarkets. Therefore, we must work with several independent ice cream distributors, rather than a few large distributors, to distribute our products regionally and nationally. Our need to rely upon smaller distributors limits our ability to distribute our products and makes that distribution more costly.

Increases in prices of commodities needed to manufacture our product could adversely affect profitability.

The ingredients and materials needed to manufacture and package our ice cream products are subject to the commodities markets’ normal price fluctuations. Any increase in the price of those ingredients and materials that cannot be passed along to the consumer will adversely affect our profitability. Any prolonged or permanent increase in the cost of the raw ingredients to manufacture our products may in the long term make it more difficult for us to earn a profit.

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Risk Related to Aureus Micro-Markets

A widespread shutdown of offices or increase of employees working remotely related to COVID-19 could have a material adverse effect on AMM’s business and financial condition.

The COVID-19 pandemic has resulted in many companies closing their offices and workplaces and either requiring or permitting their personnel to work remotely. Even with the recent phased-reopening of certain cities and regions of the country due to an increase in COVID-19 vaccination rates, many employers are continuing to permit their personnel to work remotely either on a full-time or part-time basis. AMM’s micro market business heavily depends on people physically working from offices and workplaces. A prolonged or increased shift in employees working remotely could decrease the market for AMM’s vending machines and products and adversely affect its business operations and financial results.

The micro-market industry in which we operate is highly competitive, and increased competition could reduce our sales and profitability.

The micro-market industry in which we operate is highly competitive, and increased competition could reduce our sales and profitability. We compete in different markets within the micro-market sector on the basis of the uniqueness of our product offerings, the quality of our products, customer service, price, and distribution. Our markets are highly competitive. Our competitors vary in size, and many may have greater financial and marketing resources than we do. Competitive conditions could result in our experiencing reduced revenues, gross margins, and operating results and could cause an investor to lose a substantial amount or all of their investment in our Company.

We face a variety of risks associated with our micro-markets operation, any of which could adversely affect our financial condition and operations results.

We are required to obtain approvals, permits, and licenses from state regulators and local municipalities to construct and operate micro-markets. We may face delays in obtaining the requisite approvals, permits, financing, and licenses to build and manage our micro-markets, or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot get the requisite approvals, permits, financing, and licenses to construct and operate our micro-markets in desirable locations, our financial condition and operations results may be adversely affected.

Any interruption in delivery from our only micro-market suppliers could impair our ability to sell our products and generate revenues.

We started the business by purchasing equipment for the first ten micro-markets on October 5, 2020 from Healthy Smart Marts. We have since purchased an additional two sets of micro-markets from a Texas-based supplier, Graphics That Pop (“GTP”). GTP not only provides the equipment but also provides the graphics that surround them. While not anticipated, any interruption in delivery from our micro-market suppliers could impair our ability to sell our products and generate revenues. We issue purchase orders for equipment as needed, and neither we nor our manufacturers or authorized distributors are obligated to minimum purchases or deliveries in the future. Since our main equipment needs are metal racks and refrigerated coolers, we are aware of numerous other suppliers that could fulfill our equipment requirements. However, any interruption in our current suppliers' distribution could have a short-term affect in our ability to obtain additional micro-markets and could have a material adverse impact on our revenues and operations results until we engage a replacement supplier.

Shortages or interruptions in the availability and delivery of third-party products we sell may increase costs or reduce revenues.

Possible shortages or interruptions in our supply of third-party products caused by conditions beyond our control could adversely affect the availability, quality, and cost of items we buy and sell. Our inability to effectively manage supply chain risk could increase our costs and limit the availability of products critical to our operations. We will also rely on vendors and suppliers to construct and operate portions of our micro-markets. If we are unable to maintain our relationship with our vendors and suppliers, or such vendors and suppliers cease to provide the services we need, or such vendors and suppliers are unable to deliver our services on-time and at pre-negotiated prices, and we cannot engage alternative vendors and suppliers, our ability to obtain new micro-markets or continue to operate existing micro-markets and our financial condition and operating results may be adversely affected

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Defects, failures, or security breaches in and inadequate upgrades of, or changes to, our micro-markets and micro-markets and its accompanying software could harm our business.

Defects, failures, or security breaches in and inadequate upgrades of, or changes to, our micro-markets and their accompanying software could harm our business. Our micro-market business operation depends on sophisticated software, hardware, computer networking, and communication services that may contain undetected errors or may be subject to failures or complications. These errors, losses, or complications may arise when new, changed, or enhanced products or services are added. Future upgrades, improvements, or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations. Further, certain aspects of the operating systems relating to our business are provided by third parties, including telecommunications. Accordingly, the effectiveness of these operating systems is, to a certain degree, dependent on the actions and decisions of third parties over whom we may have limited control.

There is a risk of theft of our products being sold in our vending machines and our vending machines themselves. If a material portion of our vending machines is stolen, our business could fail.

Our micro-markets are open and unlocked displays with a self-checkout feature and, although we intend micro-markets to be located in secure and controlled environments, such as corporate break rooms, hotel lobbies, and auto dealerships, there is no guarantee that consumers will take them without payment. The company is looking into hidden motion-activated camera to assist with reducing losses. Based on our vending machines’ current rack and cooler design, though, product theft at the vending machines is possible. We estimate a 5% theft factor based on discussions with industry insiders, such as those at Healthy Smart Marts. However, there is a risk this percentage could be more significant. If theft does become a problem, we would seek a remedy with the customer or, as a last resort, remove the equipment and supplies from the location. Also, while we intend to locate our vending machines in secure locations, it is possible that one or some of our vending machines could be stolen. If a material amount of our vending machines are stolen, our business could fail.

Our vending machines require maintenance, repair, and replacement. If a material portion of our vending machines needs significant repairs, our business could be materially impacted.

Our vending machines require regular maintenance, repair, and replacement. Expenses for unanticipated repairs and replacements could materially affect our sales. If one of our vending machine’s cooler stops malfunctions or is damaged, it may require a repair or replacement, which could result in lost sales and the disposal of any products that are spoiled or not salable.

Expired/spoiled products must be monitored and removed.

Because we will be selling perishable items in our vending machines, if any products are beyond their expiration dates, they will have to be removed. The failure to timely remove an expired item from one of our vending machines may present a liability if a customer becomes ill from food purchased from one of our machines.

General Risks

The market for our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The market for our common stock may be thinly traded on the Over-the-Counter (OTC) Markets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to several factors, including the fact that we are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors, and others in the investment community. Even if we came to such persons' attention, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until we became more seasoned and viable. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our share price. We cannot assure you that a broader or more active public trading market for our common shares will develop or be sustained or that current trading levels will be maintained.

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Our Series A Preferred Stock may lead to conflicts of interest and could negatively impact the price of our securities.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent two-thirds (66.67%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Company or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66.67% which is allocated to the outstanding shares of Series A Convertible Preferred Stock. We are currently authorized to issue 10,000,000 shares of Series A Preferred Stock. Our sole officer and director, Everett M. Dickson, owns 5,000,000 shares of Series A Preferred Stock of the Company, representing 100% of the issued and outstanding Series A Preferred Stock. As a result, Mr. Dickson has the ability to influence significantly all matters requiring approval by our stockholders. Mr. Dickson may have interests that differ from other stockholders, and they may vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our voting securities may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their securities as part of a sale of our Company, and consequently may affect the market price of our common stock. This concentration of ownership of our voting securities may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

Also, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Stock are senior to the common stock and the holders of shares of the Series A Preferred Stock are entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital surplus or earnings, an amount equal to two-thirds (66.67%) of the assets so distributed.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and common stock or just common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and adversely impact our common stock’s price.

Also, sales of a substantial amount of our common stock in the public market or the perception that these sales may occur could reduce our common stock's market price and impair our ability to raise additional capital through the sale of our securities.

The indemnification provisions in our articles of incorporation and bylaws under Nevada law may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers, and employees.

Our articles of incorporation contain provisions that eliminate our directors' liability for monetary damages to our company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. These indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may not recoup.

Our common stock will be deemed a “penny stock,” making it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules, making it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

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As an issuer of a “penny stock,” the federal securities laws' protection relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because we failed to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We are classified as a “smaller reporting company,” and we cannot be sure if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, “smaller reporting companies” may provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings. Reduced disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control the Company, you will not likely be able to elect directors or have any say in the Company’s policies.

Our stockholders are not entitled to cumulative voting rights. Consequently, a majority vote will decide the election of directors and all other matters requiring stockholder approval. As long as at least one share of our Series A Preferred Stock is outstanding, the preferred stock will represent 66.67% of all votes entitled to be voted at any annual or special meeting of stockholders. Everett M. Dickson, our President, holds all outstanding shares of our Series A Preferred Stock and will continue to have, voting control of the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to our common stock’s value.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

ITEM 2. FINANCIAL INFORMATION.

Managements’ Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity, and cash flows of our company for the years ended October 31, 2020, and 2019. You should read this discussion together with the consolidated financial statements, related notes, and other financial information included in this Form 10. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that involve risks and uncertainties and are based upon judgments concerning various factors beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

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Overview

Aureus, Inc. (“Aureus,” “ARSN,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013. Our offices are located at One Glenlake Parkway #650, Atlanta, GA 30328. Our website is www.aureusnow.com. Our telephone number is (404) 885-6045, and our email address is aureus.now@gmail.com. We do not incorporate the information on or accessible through our website into this Registration Statement, and you should not consider any information on, or that can be accessed through, our website a part of this Registration Statement.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring fresh innovative brands that have great potential to our customers. Our brands will be unique in nature as we focus on niche markets that are still in need of development.

History

We were incorporated in the State of Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the State of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc.” We are currently active in the State of Nevada.

We are a food brand development company focused on acquiring and growing well-established food brands. We have and plan to continue to acquire operating businesses that produce revenue. These businesses will generally be in the food production and food service space.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to inventories, income taxes, accounts receivable allowance, fair value derivatives, and reserve for warranty claims. We base our estimates on historical experience, performance metrics, and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from others sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our consolidated financial statements:

Use of Estimates

Financial statements prepared under accounting principles generally accepted in the U.S. require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management estimates include the estimated collectability of its accounts receivable, the valuation of long-lived assets, warranty reserves, the assumptions used to calculate derivative liabilities, assumptions used to value equity instruments issued for financing and compensation, and the valuation of deferred tax assets. Actual results could differ from those estimates.

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Revenue Recognition

We recognize revenue under Accounting Standard Update (“ASU”) No. 2014-09. This standard provides authoritative guidance clarifying the principles for recognizing revenue and developing a common revenue standard for U.S. GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Under this guidance, revenue is recognized when control of promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We review our sales transactions to identify contractual rights, performance obligations, and transaction prices, including the allocation of prices to separate performance obligations, if applicable. Revenue and costs of sales are recognized once products are delivered to the customer’s control, and performance obligations are satisfied.

Recent Accounting Pronouncements

See Note 1 of Notes to Consolidated Financial Statements in this Form 10 for management’s discussion of recent accounting pronouncements.

Results of Operations for the Fiscal Year Ended October 31, 2020, Compared to the Fiscal Year Ended October 31, 2019, and the quarter ended January 31, 2021, Compared to the Quarter Ended January 31, 2020.

Revenue

We had $57,460 in revenues for the fiscal year ended October 31, 2020, versus revenues of $83,632 for the fiscal year ended October 31, 2019. The $26,172 (31.29%) decrease was due to a loss of some retail and food service customers and reduced marketing.

We had $3,386 in revenues for the quarter ended January 31, 2021, versus $21,225 for the quarter ended January 31, 2020. The $17,839 (84.05%) decrease in revenue due to a loss in retail customers food service customers.

Cost of Sales

We incurred $45,168 in cost of sales for the fiscal year ended October 31, 2020, versus $156,996 for the fiscal year ended October 31, 2019. The $111,828 (71.23%) decrease was due to increased production costs, storage costs, transportation costs and an inventory write-down. We were responsible for sourcing most raw materials for smaller production runs on production, so we experienced higher costs with less purchasing power. Storage costs increased as we had additional costs associated with the storage of raw materials and finished products. Finally, we experienced higher transportation costs moving raw materials to production, and smaller orders meant higher overall and per unit transportation expenses.

We incurred $32,451 in costs of sales for the quarter ended January 31, 2021, versus $26,014 for the quarter ended January 31, 2020. The $6,437 (24.74%) increase was due to a significant decline in sales. Also, production costs increased due to lower economies of scale (higher costs due to lower quantities produced). Storage costs increased as we had additional costs associated with the storage of raw materials and finished products. Finally, we experienced higher transportation costs moving raw materials to production, and smaller orders meant higher overall and per unit transportation expenses.

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Operating Expenses

General & Administrative Expenses

General and administrative expenses include professional fees, costs associated with marketing, press releases, public relations, rent, sponsorships, and other expenses. We incurred general and administrative expenses of $232,388 for the fiscal year ended October 31, 2020, versus $298,417 for the fiscal year ended October 31, 2019, a decrease of $66,029 (22.13%). This decrease was due to having significantly lower professional fees in 2020.

We incurred general and administrative expenses of $83,655 for the quarter ended January 31, 2021, versus $63,855 for the quarter ended January 31, 2020. The $19,810 (31.02%) increase was primarily due to increased legal and accounting fees connected with preparing this Form 10.

Other Income (Expense)

Our other income and expenses include gain on loan forgiveness, loss on extinguishment of debt, change in fair value of derivative liabilities, and interest expense. We recognized other income of $27,208 for the fiscal year ended October 31, 2020, versus other expenses of ($1,626,138) for the fiscal year ended October 31, 2019. The decrease of $1,653,346 (101.67%) was due to lower interest expense, no 2020 loss on acquisition expense, a slight increase in interest income, a significant increase in the change in fair value of a derivative, a gain on the sale of an asset, and a gain on extinguishment of debt.

Our other income and expenses include gain on loan forgiveness, loss on extinguishment of debt, change in fair value of derivative liabilities, and interest expense. We incurred other expenses of $41,208 for the quarter ended January 31, 2021, versus income recognition of $125,401 for the quarter ended January 31, 2020. The decrease of $166,609 (132.86%) was primarily due to lower interest expense, a small gain on the disposal of a fixed asset, no change in fair value of derivative, no gain on extinguishment of debt, and a sizable loss on the conversion of debt.

Net Losses

We incurred a net loss of $192,888 for the fiscal year ended October 31, 2020, versus $1,997,919 for the fiscal year ended October 31, 2019, representing a $1,805,031 (90.3%) decrease. While revenue was lower and cost of sales were slightly higher in 2020 compared to 2019, we experienced lower operating expenses and significantly lower total other income (expenses) in 2020.

We incurred a net loss of $153,938 for the quarter ended January 31, 2021, versus a recognition of $56,757 in net income for the quarter ended January 31, 2020, representing a decrease of $210,695 (371.22%). While revenue and cost of sales were lower in the first quarter of 2021 vs. 2020, we experienced higher operating expenses and other expenses in the quarter ending January 31, 2021.

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Liquidity and Capital Resources

Liquidity and Capital Resources for the Fiscal Year Ended October 31, 2020, Compared to the Fiscal Year Ended October 31, 2019

	Fiscal Year Ended October 31,
	2020	2019
Summary of Cash Flows:
Net cash used by operating activities	$(259,135)	$(253,075)
Net cash used by investing activities	$(14,300)	$–
Net cash provided by financing activities	$212,381	$426,317
Net increase (decrease) in cash and cash equivalents	$(61,054)	$173,242
Beginning cash and cash equivalents	$173,288	$46
Ending cash and cash equivalents	$112,234	$173,288

Liquidity and Capital Resources for the Quarter Ended January 31, 2021, Compared to the Quarter Ended January 31, 2020

	Quarter Ended January 31,
	2021	2020
Summary of Cash Flows:
Net cash used by operating activities	$(121,837)	$(81,273)
Net cash provided by investing activities	$1,000	$–
Net cash provided by financing activities	$119,338	$13,890
Net increase (decrease) in cash and cash equivalents	$(1,499)	$(67,383)
Beginning cash and cash equivalents	$112,234	$173,288
Ending cash and cash equivalents	$110,735	$105,905

Operating Activities

For the fiscal year ended October 31, 2020, we used $259,135 of cash in operations, which included our net loss of $192,888 offset by a $50,000 expense for a beneficial feature, a gain in the change in fair value of derivatives of $154,620, a decrease of inventory of $40,427, a decrease of accounts payable of $24,999 and an increase of accrued liabilities of $15,873. Cash flows remained relatively consistent year-over-year but the negative cash flow from operations is primarily due to the start-up/lower volume nature of the operations.

For the three months ended January 31, 2021, we used $121,837 of cash in operations, which included our net loss of $153,938 offset by a $26,000 loss on extinguishment of debt, a decrease of inventory of $32,451, decrease of accounts payable of $29,157 and an increase of accrued liabilities of $3,659. The increase in cash used for operations was primarily the result of less revenue during the period.

Investing Activities

Net cash used in investing activities for the fiscal year ended October 31, 2020, of ($14,300) resulted from $30,300 from the purchase of equipment and $16,000 received for the sale of a truck. Net cash used in investing activities for the fiscal year ended October 31, 2019, of $0 resulted from no activity.

Net cash provided by investing activities for the quarter ended January 31, 2021, was $1,000 from the sale of property and equipment. Net cash used in investing activities for the quarter ended January 31, 2020, of $0 resulted from no activity.

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Financing Activities

Net cash provided by financing activities was $212,381 for the fiscal year ended October 31, 2020, which consisted of $118,300 of proceeds from notes payable, $115,450 of net proceeds from the sale of preferred stock, $77,500 from the sale of common stock, less $98,869 payments on notes payable. Net cash provided by financing activities was $426,317 for the fiscal year ended October 31, 2019, which consisted of $15,000 of proceeds from notes payable, $153,800 net proceeds from the sale of preferred stock, $320,800 from the sale of common, less $62,235 of payments on notes payable.

Net cash provided by financing activities was $119,338 for the quarter ended January 31, 2021, which consisted of $134,000 of net proceeds from the sale of preferred stock, less $17,262 of payments on notes payable. Net cash provided by financing activities was $13,890 for the quarter ended January 31, 2020, which consisted of $77,500 of proceeds from the sale of common stock, ($19,800) net proceeds from the sale of preferred stock, less $43,810 of payments on notes payable.

Future Capital Requirements

Our current available cash and cash equivalents are insufficient to satisfy our liquidity requirements. Our capital requirements for the fiscal year ending October 31, 2021, will depend on numerous factors, including management’s evaluation of the timing of projects to pursue. Subject to our ability to generate revenues and cash flow from operations and our ability to raise additional capital (including through possible joint ventures or partnerships), we expect to incur substantial expenditures to carry out our business plan, as well as costs associated with our capital raising efforts and being a public company.

Our plans to finance our operations include seeking equity and debt financing, alliances or other partnership agreements, or other business transactions that would generate sufficient resources to ensure the continuation of our operations.

The sale of additional equity or debt securities may result in further dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we were unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned activities and limit our operations, which could have a material adverse effect on our business, financial condition, and operations results.

Inflation

The amounts presented in our consolidated financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts representing replacement costs or using other inflation adjustments.

Going Concern

The accompanying audited 2020 financial statements have been prepared on a going concern basis. For the fiscal year ended October 31, 2020, we had a net loss of $192,888, had net cash used in operating activities of ($259,135), had a negative working capital deficit of ($1,889,446), an accumulated deficit of ($2,948,321) and stockholders’ deficit of ($1,859,146). Our ability to continue as a going concern depends on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, fund possible future acquisitions, and generate profitable operations in the future. Our management plans to provide for our capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time, and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying unaudited quarterly financial statements have been prepared on a going concern basis. For the quarter ended January 31, 2021, we had a net loss of $153,938, had net cash used in operating activities of ($121,837), had a negative working capital deficit of $1,874,384, an accumulated deficit of ($3,102,259) and a stockholders’ deficit of ($1,844,084). Our ability to continue as a going concern depends on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, fund possible future acquisitions, and generate profitable operations in the future. Our management plans to provide for our capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time, and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates and assumptions include the fair value of our common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. In consultation with its legal counsel as appropriate, our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is likely, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

ITEM 3. PROPERTIES.

We do not own or lease any property. We currently have an agreement for a virtual office. Our business mailing address is One Glenlake Parkway #650, Atlanta, GA 30328. We believe our facilities are adequate to meet our current and near-term needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table and footnotes to it sets forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of common stock. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 1,260,180,555 shares of common stock outstanding as of the filing date of this Form 10 and any shares of common stock the person has the right to acquire within the 60 days following the filing date of this Form 10. Unless otherwise further indicated in the following table, the footnotes to it or elsewhere in this report, the persons and entities named in the following table have sole voting and sole investment power concerning the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o Aureus Inc., One Glenlake Parkway #650, Atlanta, GA 30328.

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Name and Address of Beneficial Owner (1)	Common Stock Beneficially Held (2)		Percent of Class (3)
Named Executive Officers and Directors
Everett M. Dickson	2,520,360,110	(4)	66.67%

All Executive Officers and Directors as a group (1 Person)	2,520,360,110		66.67%

5% or More Stockholders
None

(1)	Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o Aureus Inc., One Glenlake Parkway #650, Atlanta, GA 30328.
(2)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) because of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power concerning the number of shares of common stock outstanding on the date of this Form 10.
(3)	In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 1,260,180,555 shares of common stock as of the filing date of this Form 10 and any shares of common stock the person has the right to acquire within the 60 days following the filing date of this Form 10.
(4)	Consists of 2,520,360,110 shares of common stock issuable upon the conversion of the 5,000,000 shares of Series A Preferred Stock held by Mr. Dickson. The Shares A Preferred Stock are convertible into such number of shares of common stock resulting in two-thirds (66.67%) of the outstanding shares of common stock of the Company on a post-conversion basis.

Changes in Control

There are no arrangements known to us the operation of which may at a subsequent date result in a Change in Control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the names, positions, and ages of our current executive officers and directors. All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Directors are elected to serve until the next annual meeting of stockholders until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which they were elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all Board members individually or collectively consent in writing to the action.

Executive officers are appointed by and serve at the pleasure of the Company's Board of Directors, subject to any contractual arrangements.

Name	Age	Title
Everett M. Dickson	57	President, Chief Executive Officer, Treasurer, Secretary, and Chairman of the Board of Directors

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Professional Experience

Everett M. Dickson–President, CEO, and Chairman

On December 31, 2018, our Board of Directors appointed Everett M. Dickson as President, Chief Executive Officer, Treasurer, and Secretary. Since 2017, Mr. Dickson has served as CEO and Chief Financial Officer (CFO) at Cruzani, Inc., a publicly-traded food service Company (OTC Pink: CZNI). From 2012 until joining the Company in June 2017, Mr. Dickson worked in the moist tobacco and alternative fuels industry. From 2005 through 2011, Mr. Dickson worked in the alternative fuels industry. Mr. Dickson has extensive Board, Corporate Finance, Restructuring, and Capital Markets experience, having worked, most recently, in the food service and moist tobacco industries. From 2005 through 2011, Mr. Dickson’s work was focused on MBO / LBO opportunities in the restaurant sector and on assisting startup companies in the alternative fuels industry.

Executive Officers of YICA

Name	Age	Title
David Yuengling	58	Executive Vice President of Research and Development
Robert C. Bohorad	48	Chief Operating Officer

Professional Experience

David Yuengling–Executive Vice President of Research and Development

Mr. Yuengling was appointed as Executive Vice President of Research and Development of YICA on June 18, 2019, and is the founder of Yuengling’s Ice Cream. Before relaunching the family’s ice cream brand in 2014, Mr. Yuengling enjoyed a 30-year career in computer consulting specializing in computer programming, business analysis, and software design services for companies in the manufacturing, distribution, banking, insurance, and federal / State Government sectors. The former President of Yuengling Dairy Products, where he worked summers in high school and college, Mr. Yuengling is a proud graduate of Dickinson College (BS–Computer Science) and Philadelphia, PA-based St. Joseph’s University, where he earned his MBA.

Robert C. Bohorad–Chief Operating Officer

Mr. Bohorad was appointed as our Chief Operating Officer of YICA on June 18, 2019, and the co-founder of Yuengling’s Ice Cream. Mr. Bohorad has 20+ years of experience working for companies in various stages of their life cycles. Mr. Bohorad previously ran his own logistics, tracking, and security solutions consulting practice aside from mentoring several startups and early-stage companies. Throughout his career, Mr. Bohorad has worked in numerous capacities, including business + strategic development, marketing, finance, accounting, operations, and human resources (HR). Mr. Bohorad brings broad industry experience, with a particular focus on medical devices and software. Mr. Bohorad is a graduate of the University of Pennsylvania Wharton School and received his MBA from Fordham University.

Significant Employees

We do not have any significant employees other than our current director and executive officers named in this Registration Statement.

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Legal Proceedings

During the past ten years, none of the following events would apply to any of our directors or executive officers:

•	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

o	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings-and-loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

o	Engaging in any type of business practice; or

o	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or State securities laws or federal commodities laws;

•	Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

•	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

•	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•	Such person was the subject of, or a party to, any federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

o	Any federal or State securities or commodities law or regulation; or

o	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

o	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed. suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system, which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our board of directors comprised of a majority of “independent directors.”

Family Relationships

There are no familial relationships among any of our directors or officers.

Audit Committee

We currently do not have a separately standing Audit Committee due to our limited size, and our Board performs the functions that an Audit Committee would otherwise perform.

Compensation Committee

We do not have a Compensation Committee due to our limited size, and our Board performs the functions that a Compensation Committee would otherwise perform. Our Board intends to form a Compensation Committee when needed.

Other Committees

We do not currently have a separately-designated standing nominating committee. Further, we do not have a policy concerning the consideration of any director candidates recommended by security holders. To date, no security holders have made any such recommendations. Our board of directors performs all functions that committees would otherwise perform. Given our Board's present size, it is not practical for us to have committees other than those described above or to have more than two directors on such committees. If we can grow our business and increase our operations, we intend to expand the size of our Board and our committees and allocate responsibilities accordingly.

Potential Conflicts of Interest

Because we do not have an audit or Compensation Committee comprised of independent directors, the functions that such committees would have performed are performed by our directors. Our Board of Directors has not established an Audit Committee and does not have a financial expert, nor has our Board established a nominating committee. Our Board believes that such committees are not necessary since we only have one director, and to date, such director has been performing such committees' functions. Thus, there is a potential conflict of interest in that our director and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

ITEM 6. EXECUTIVE COMPENSATION.

Executive Compensation

The following table and related footnotes show the compensation paid to our named executive officers during the last two completed fiscal years.

Name and Principal Position	Year Ended October 31,	Salary ($)	Stock Awards ($)	All Other Compensation for ($)	Total ($)
Everett M. Dickson, President, CEO, and Chairman	2020	0	0	0	0
	2019	0	0	0	0

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Non-Executive Compensation

The following table and related footnotes show the compensation paid to our named executive officers during the last two completed fiscal years.

Name and Principal Position	Year Ended October 31,	Salary ($)	Stock Awards ($)	All Other Compensation	Total ($)
Robert Bohorad, COO YICA	2020	0	0	25,833 (1)	25,833
	2019	0	0	0	0

David Yuengling, VP YICA	2020	0	0	0	0
	2019	0	0	0	0

(1) In consideration for consulting services rendered by Mr. Bohorad to YICA.

Employment Agreements

Effective May 20, 2019, we entered into an employment agreement with Mr. Dickson. The initial term of the agreement is five years, and the agreement is automatically extended for one additional year on the anniversary of the initial termination date and each subsequent anniversary of the initial termination date, unless either Mr. Dickson or we elect not to so extend the term of the agreement by notifying the other party, in writing, of such election not less than 60 days before the last day of the period as then in effect. Mr. Dickson has agreed to devote a substantial portion of his business and professional time and efforts to our business. The agreement provides that Mr. Dickson shall receive a salary determined by the board of directors commensurate with the Company’s development. At the sole discretion of our board of directors or a committee thereof, he may be entitled to receive bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by him of fixed personal performance objectives.

The agreement provides for payments to be made due to any “Change in Control,” as defined in the agreement. If a “Change in Control” occurs during the term of the agreement and Mr. Dickson’s employment is terminated (a) by us without “Cause,” as defined in the agreement, or by Mr. Dickson for “Good Reason,” as defined in the agreement, in each case within two years after the effective date of the “Change in Control” or (b) by Mr. Dickson for any reason on or within 30 days after the first anniversary of the effective date of the “Change in Control,” then Mr. Dickson is entitled to the payments and benefits to be paid by us in the event Mr. Dickson is terminated without “Cause” or “Good Reason,” except that the severance multiple is three. Also, in the event of such a termination of Mr. Dickson’s employment, all outstanding stock options, restricted stock, and other equity awards granted to Mr. Dickson under any of our equity incentive plans shall become immediately vested and exercisable in full.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards awarded to our named executive officer as of January 31, 2021.

Director Compensation

At this time, our directors do not receive cash compensation for serving as members of our board of directors. The term of office for each director is one year or until his/her successor is elected at our annual meeting and qualified. The duration of office for each of our officers is at the pleasure of the board of directors. The board of directors has no nominating, auditing committee, or compensation committee. Therefore, the selection of a person or election to the board of directors was neither independently made nor negotiated at arm’s length.

During the fiscal year ended October 31, 2020, and quarter ended January 31, 2021, our sole director, Mr. Dickson, received no compensation for director services.

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Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	–	–
Equity compensation plans not approved by security holders	0	–	110,000,000(1)(2)
Total	0	–	110,000,000(1)(2)

(1)	There are 10,000,000 shares of common stock authorized for issuance under the Incentive Stock Option Plan.

(2)	There are 100,000,000 shares of common stock authorized for issuance under the Management Stock Bonus Plan.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

For transactions with our named executive officers, please see the disclosure under “Executive Compensation” above.

Other than as given below, since November 1, 2018, there have been no transactions, and there currently are no proposed transaction in which we were or are to be a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

On December 21, 2018, under a Stock Purchase Agreement, dated December 20, 2018, between Everett M. Dickson and Hohme Holdings International, Inc. (the “Seller”), Mr. Dickson purchased 90,000,000 shares of our common stock from the Seller for a total of $15,000. Sadiq Shaikh had voting and dispositive control over the Seller. Simultaneous with the consummation of the Stock Purchase Agreement, on December 31, 2018, Sadiq Shaikh resigned as the President and Chief Executive Officer and from the Board of Directors of the Company; Deborah Engles resigned as the Secretary and Treasurer of the Company; and Everett M. Dickson was appointed as the President, Chief Executive Officer, Treasurer, and Secretary of the Company.

Mr. Dickson subsequently exchanged his common stock for 5,000,000 shares of the Company’s Series A Convertible Preferred Stock.

On May 14, 2019, we issued 250,000,000 shares of common stock to Mr. Dickson. These shares were returned to the Company and canceled on July 11, 2019.

ITEM 8. LEGAL PROCEEDINGS.

We anticipate that we (including any future subsidiaries) will become subject to claims and legal proceedings arising in the ordinary course of business from time to time. It is not feasible to predict the outcome of any such proceedings, and we cannot assure that their ultimate disposition will not have a materially adverse effect on our business, financial condition, cash flows, or results of operations. As of the filing of this Form 10, we are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is quoted on the OTC Pink under the symbol “ARSN.” The table below sets forth for the periods indicated the quarterly high and low bid prices reported by OTC Markets. Limited trading volume has occurred during these periods. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Fiscal Year Ended October 31, 2020
Quarter	High	Low
First	$0.0062	$0.00195
Second	$0.0021	$0.0005
Third	$0.0016	$0.0004
Fourth	$0.0065	$0.0007

Fiscal Year Ended October 31, 2019
Quarter	High	Low
First	$0.03535	$0.0080
Second	$0.029	$0.0060
Third	$0.0117	$0.0022
Fourth	$0.01085	$0.0034

Quarter Ended January 31, 2021
Quarter	High	Low
First	$0.0019	$0.0009

Quarter Ended January 31, 2020
Quarter	High	Low
First	$0.0065	$0.0019

Our common stock is considered to be “penny stock” under rules promulgated by the SEC. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience, and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain each customer's specific written consent. With these restrictions, the likely effect of designation as a penny stock is to decrease broker-dealers' willingness to make a market for the stock, reduce the liquidity of the stock, and increase the transaction cost of sales purchases of these stocks compared to other securities.

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Dividend Policy

We have never declared a cash dividend on our common stock, and our board of directors does not anticipate that we will pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend upon our financial condition, operating results, capital requirements, restrictions in our agreements, and other factors that our board of directors deems relevant.

We are obligated to pay dividends to certain holders of our preferred stock, which we pay out of legally available funds from time to time, or reach arrangements with our holders of preferred stock to convert limited quantities of preferred stock at favorable conversion prices instead of dividend payments.

Holders of Record

As of March 26, 2021, an aggregate of 1,260,180,555 shares of our common stock was issued and outstanding and owned by approximately 13 record stockholders. The number of record holders was determined from our transfer agent's records and did not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

The table below sets forth all of the securities the Company has sold within the past three years that were not registered under the Securities Act, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, new securities resulting from the modification of outstanding securities. No underwriters were involved in connection with these issuances, and the Company used any proceeds from such sales for working capital purposes.

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Date of Transaction (MM/DD/YYY)	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Amount of Securities Sold	Title of Securities	Value of shares issued ($/per share) at Issuance	Individual/ Entity Shares were issued to (entities must have individual with voting / investment control disclosed).	Consideration	Cash Received	1933 Securities Ac Registration Exemption
NOTE: There are no transactions in 2018
1/28/2019	New	21,600,000	Common	0.002	Accredited Investor	Cash	$53,000	Section 4(a)(2)
2/6/2019	New	12,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
3/6/2019	New	12,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
5/7/2019	New	8,200,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
5/15/2019	New	8,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
6/5/2019	New	8,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
6/17/2019	New	10,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
6/25/2019	New	15,000,000	Common	0.001	Debt Holder	Debt Conversion		Section 3(a)(9)
8/9/2019	New	12,000,000	Common	0.003	Accredited Investor	Cash	$30,000	Section 4(a)(2)
8/8/2019	New	7,500,000	Common	0.003	Investor	Cash	$27,000	Regulation A/Section 3(b)
8/12/2019	New	14,000,000	Common	0.003	Investor	Cash	$42,000	Regulation A/Section 3(b)
9/10/2019	New	5,555,555	Common	0.0036	Investor	Cash	$20,000	Regulation A/Section 3(b)
9/17/2019	New	11,111,111	Common	0.0036	Investor	Cash	$40,000	Regulation A/Section 3(b)
10/1/2019	New	11,000,000	Common	0.0036	Investor	Consulting Services		Section 4(a)(2)
10/1/2019	New	8,333,334	Common	0.0036	Investor	Cash	$29,600	Regulation A/Section 3(b)
10/25/2019	New	12,000,000	Common	0.0036	Investor	Cash	$43,200	Regulation A/Section 3(b)
10/27/2019	New	15,000,000	Common	0.001	Debt Holder	Debt Conversion		Regulation A/Section 3(b)
10/31/2019	New	10,000,000	Common	0.0036	Investor	Cash	$36,000	Regulation A/Section 3(b)
11/7/2019	New	13,888,889	Common	0.0036	Investor	Cash	$50,000	Regulation A/Section 3(b)
11/19/2019	New	15,000,000	Common	0.0005	Debt Holder	Debt Conversion		Regulation A/Section 3(b)
1/13/2020	New	20,000,000	Common	0.0005	Debt Holder	Debt Conversion		Regulation A/Section 3(b)
3/20/2020	New	100,000,000	Common	0.0009	Executive Officer	Services		Section 4(a)(2)
3/27/2020	New	4,166,666	Common	0.0036	Investor	Cash	$15,800	Regulation A/Section 3(b)
4/2/2020	New	35,000,000	Common	0.0002	Debt Holder	Debt Conversion		Section 3(a)(9)
4/8/2020	New	20,000,000	Common	0.0002	Debt Holder	Debt Conversion		Section 3(a)(9)
4/30/2020	New	44,000,000	Common	0.0002	Debt Holder	Debt Conversion		Section 3(a)(9)
4/30/2020	New	48,375,000	Common	0.0002	Debt Holder	Debt Conversion		Section 3(a)(9)
6/2/2020	New	70,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
6/3/2020	New	50,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
7/8/2020	New	55,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
7/22/2020	New	60,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
9/7/2020	New	60,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
11/23/2020	New	80,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
12/3/2020	New	80,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
12/12/2020	New	90,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
1/19/2021	New	100,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)
3/13/2021	New	100,000,000	Common	0.0001	Debt Holder	Debt Conversion		Section 3(a)(9)

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ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

We are authorized to issue 1,500,000,000 shares of common stock, $0.001 par value. The holders of common stock are entitled to equal dividends and distributions, with respect to the common stock when, as, and if declared by the board of directors from funds legally available for such dividends. No holder of common stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution, or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the board of directors. No holder of shares of capital stock possessing voting power shall have the right to cumulate their voting power in the election of directors.

At each meeting of holders of shares of capital stock for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the board of directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions will not be considered votes cast for or against a nominee at the meeting. Notwithstanding the foregoing, if the number of candidates exceeds the number of directors to be elected, then, in that election, the nominees receiving the greatest number of votes shall be elected.

An “uncontested election” means any meeting of holders of shares of capital stock at which the number of nominees does not exceed the number of directors to be elected and with respect to which no holder of capital stock has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the bylaws, as they may be amended from time to time, or, if such a notice has been submitted with respect to such meeting, on or before the tenth day prior to the date that the Company files its definitive proxy statement relating to such meeting with the SEC (regardless of whether or not it is thereafter revised or supplemented), each such notice with respect to such meeting has been (a) withdrawn by its respective submitting stockholder in writing to the Secretary of the Company, (b) determined not to be a valid and effective notice of nomination (such determination to be made by the board of directors (or a designated committee thereof) pursuant’ to the bylaws, or, if challenged in court, by final court order) or (c) determined not to create a bona fide election contest by the board of directors (or a designated committee thereof).

No holder of shares of stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any new or additional authorized stock of the Company of any class whatsoever, or any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the board of directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

We have never paid any dividends to stockholders of our common stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the common stock until all preferred stock dividends are paid in full.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value.

The powers, preferences, rights, qualifications, limitations, and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do is expressly vested in the Board. The authority of the Board concerning each such series of preferred stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

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The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Company or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series, and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof of such series.

Series A Convertible Preferred Stock

We have designated 10,000,000 shares of preferred stock the Series A Convertible Preferred Stock with a par and stated value of $0.001 per share. On April 2, 2019, we issued 5,000,000 shares of Series A Convertible Preferred Stock to Mr. Everett M. Dickson, our President.

The holders of the Series A Convertible Preferred Stock are not be entitled to receive any dividends.

In the event of any voluntary or involuntary liquidation dissolution, or winding up of the Company, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital surplus or earnings, an amount equal to two-thirds (2/3) of the assets so distributed.

Except as otherwise required by law or by the articles of incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of common stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent sixty-six and two-thirds percent (66-2/3%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66-2/3% allocated to the outstanding shares of Series A Convertible Preferred Stock.

The Company will not, by amendment of the articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms lo be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this articles of incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Convertible Preferred Stock against impairment.

The Series A Convertible Preferred Stock shall, with respect to distribution rights on liquidation, winding up, and dissolution, (i) rank senior to any of the shares of common stock of the Company, and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Convertible Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Company and any other class or series of stock of the Company which by its term shall rank senior to the Series A Convertible Preferred Stock.

So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges, or rights of the Series A Convertible Preferred Stock, or (ii) amend the provisions of this section; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, as to changes affecting the Series A Convertible Preferred Stock.

The shares of the Series A Convertible Preferred Stock are not redeemable.

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So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Nevada Business company Act) of the Holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Convertible Preferred Stock; (c) create any new class or series of capital stock having a preference over the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”; (d) create any new class, or series of capital stock ranking pari passu with the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company {as previously defined ‘‘Pari Passu Securities”); (e) increase the authorized number of shares of Series A Convertible Preferred Stock; (f) issue any shares of Series A Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto; (g) issue any additional shares of Senior Securities; or (h) or declare or pay any cash dividend or distribution on any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock agree to allow the Company to alter or change die rights, preferences, or privileges of the shares of Series A Convertible Preferred Stock, then the Company shall deliver notice of such approved change to the holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the “Dissenting Stockholders”).

If at any time or from time to time there shall be (i) a merger or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Company in which more than 50 percent (50%) of the Company’s voting power is transferred (each a “Reorganization” then as a part of such Reorganization, the provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization.

The Company will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two-thirds (2/3) of the after conversion outstanding fully paid and non-assessable shares of common stock. Each share of Series A Convertible Preferred Stock shall be convertible into common stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of common stock, shall be subject to adjustment.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable according to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable according to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the Company’s articles of incorporation or bylaws, or an agreement made by the Company, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

Under the NRS, the indemnification under NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

•	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, a vote of stockholders or disinterested directors or otherwise, for either action in the person’s official capacity or action in another capacity while holding office, except that indemnification, unless ordered by a court under NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

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A right to indemnification or the advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

According to our bylaws, we will indemnify a “Proper Person,” as defined in the bylaws, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. We will indemnify any Proper Person against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the Company. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

No indemnification will be made to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the Company or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

We will indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the Company other than the determination in good faith that the defense has been wholly successful.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions in the NRS and our governing documents. Such agreements may require we, among other things, advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We expect to enter into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

38

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Aureus, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aureus, Inc. (“the Company”) as of October 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended October 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit and net losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

Spokane, Washington

April 1, 2021, except as to the restatement related to the inventory write-down classification described in Note 12, which is as of June 7, 2021

F-1

AUREUS INCORPORATED

CONSOLIDATED BALANCE SHEETS

	October 31, 2020	October 31, 2019
ASSETS		(Restated)
Current Assets:
Cash	$112,234	$173,288
Inventory	202,724	243,151
Accounts receivable	5,587	6,942
Total Current Assets	320,545	423,381

Other Assets:
Property and equipment, net	30,300	19,250
Total Assets	$350,845	$442,631
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	201,290	226,422
Accrued interest	54,101	59,801
Due to related party	–	1,150
Notes payable	179,871	264,471
Loans payable	974,729	1,021,950
Line of credit	800,000	800,000
Derivative liability	–	154,620
Total Liabilities	$2,209,991	$2,528,414

Commitments and contingencies

Stockholders' Deficit:
Preferred stock: par value $0.001; 10,000,000 shares authorized, 5,000,000 and 5,000,000 shares issued and outstanding, respectively	5,000	5,000
Common stock: $0.001 par value; 1,500,000,000 shares authorized; 810,180,555 and 214,750,000 shares issued and outstanding, respectively	810,181	214,750
Discount to common stock	(396,917)	(20,500)
Preferred stock to be issued	269,250	153,800
Common stock to be issued	12,500	–
Additional paid in capital	389,161	316,600
Accumulated deficit	(2,948,321)	(2,755,433)
Total Stockholders' Deficit	(1,859,146)	(2,085,783)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$350,845	$442,631

The accompanying notes are an integral part of these financial statements.

F-2

AUREUS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	October 31,
	2020	2019
		(Restated)
Revenue	$57,460	$83,632
Cost of goods sold	45,168	156,996
Gross margin	12,292	(73,364)

Operating Expenses:
General and administrative expenses	147,448	144,042
Professional fees	84,940	154,375
Total operating expenses	232,388	298,417

Loss from operations	(220,096)	(371,781)

Other income (expense):
Interest expense	(127,934)	(169,069)
Loss on acquisition	–	(1,544,782)
Interest income	2,072	1,010
Change in fair value of derivative	154,620	69,350
Gain on sale of asset	416	–
Gain on extinguishment of debt	68,436	17,353
Loss on extinguishment of debt	(70,402)	–
Total other income (expense)	27,208	(1,626,138)

Loss before provision for income tax	(192,888)	(1,997,919)
Provision for income tax	–	–
Net Loss	$(192,888)	$(1,997,919)

Basic loss per share	$(0.00)	$(0.02)

Basic weighted average shares	501,947,751	131,541,020

The accompanying notes are an integral part of these financial statements.

F-3

AUREUS INCORPORATED

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Discount to	Preferred Stock		Additional	Preferred Stock	Common Stock	Accumulated
	Shares	Amount	Common Stock	Shares	Amount	Paid in Capital	To Be Issued	To Be Issued	Deficit	Total Equity
Balance October 31, 2018	126,450,000	$126,450	$–	–	$–	(95,700)	$–	$–	$(757,514)	$(726,764)
Stock issued for conversion of debt	65,200,000	65,200	(20,500)	–	–	–	–	–	–	44,700
Stock issued for services	11,000,000	11,000	–	–	–	28,600	–	–	–	39,600
Beneficial conversion feature	–	–	–	–	–	80,000	–	–	–	80,000
Common stock converted to Preferred – related party	(90,000,000)	(90,000)	–	5,000,000	5,000	85,000	–	–	–	–
Stock issued for cash	102,100,000	102,100	–	–	–	218,700	153,800	–	–	474,600
Net Loss	–	–	–	–	–	–	–	–	(1,997,919)	(1,997,919)
Balance October 31, 2019 (restated)	214,750,000	214,750	(20,500)	5,000,000	5,000	316,600	153,800	–	(2,775,433)	(2,085,783)
Stock issued for conversion of debt	477,375,000	477,375	(376,417)	–	–	–	–	–	–	100,958
Stock issued to Yuengling's Ice Cream Corp	100,000,000	100,000	–	–	–	(100,000)	–	–	–	–
Beneficial conversion feature	–	–	–	–	–	50,000	–	–	–	50,000
Loss on convertible debt	–	–	–	–	–	75,617	–	–	–	75,617
Stock issued for cash	18,055,555	18,056	–	–	–	46,944	115,450	12,500	–	192,950
Net Loss	–	–		–	–	–	–	–	(192,888)	(192,888)
Balance October 31, 2020	810,180,555	$810,181	$(396,917)	5,000,000	$5,000	$389,161	$269,250	$12,500	$(2,948,321)	$(1,859,146)

The accompanying notes are an integral part of these financial statements.

F-4

AUREUS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	October 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(192,888)	$(1,997,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,666	2,750
Beneficial conversion feature	50,000	80,000
Loss on acquisition	–	1,544,782
Loss (gain) on extinguishment of debt	1,966	(17,353)
Gain on sale of fixed asset	(416)	–
Stock for services	–	39,600
Change in fair value of derivative	(154,620)	(69,350)
Changes in assets and liabilities:
Accounts receivable	1,356	(6,942)
Inventory	40,427	131,568
Accounts payable	(24,499)	22,459
Accrued liabilities	15,873	17,330
Net cash used in operating activities	(259,135)	(253,075)

Cash flows from investing activities:
Purchase of property and equipment	(30,300)	–
Proceeds from the sales of property and equipment	16,000	–
Net cash used in investing activities	(14,300)	–

Cash flows from financing activities:
Proceeds from notes payable	118,300	15,000
Net proceeds from the sale of preferred stock	115,450	153,800
Sale of common stock	77,500	320,800
Cash received in acquisition	–	(2,198)
Payments on notes payable	(97,719)	(62,235)
(Payments) / proceeds – related party loan	(1,150)	1,150
Net cash provided by financing activities	212,381	426,317

Net (decrease) increase in cash	(61,054)	173,242
Cash, beginning of year	173,288	46
Cash, end of year	$112,234	$173,288

Cash paid during the period for:
Interest	$–	$–
Income taxes	$–	$–

Supplemental non-cash disclosure information:
Common stock issued for conversion of debt	$100,958	$44,100

The accompanying notes are an integral part of these financial statements.

F-5

AUREUS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2020

NOTE 1 – ORGANIZATION AND BUSINESS

Aureus Incorporated (the “Company”) was incorporated in the state of Nevada on April 19, 2013. The Company was organized to develop and explore mineral properties in the state of Nevada. The Company is currently in active status in the state of Nevada.

On December 21, 2018, pursuant to a Stock Purchase Agreement, dated December 20, 2018, by and among the Company and Everett M. Dickson (the “Buyer”) and Hohme Holdings International, Inc. (the “Seller”), the Buyer purchased 90,000,000 shares of common stock of the Company from the Seller for a total of $15,000. Sadiq Shaikh has voting and dispositive control over the Seller. Simultaneously with the consummation of the Stock Purchase Agreement on December 21, 2018, Sadiq Shaikh resigned as the President and Chief Executive Officer and from the Board of Directors of the Company; Deborah Engles resigned as the Secretary and Treasurer of the Company; and Everett M. Dickson was appointed as the President, Chief Executive Officer, Treasurer, Secretary and as a director to the Board of directors of the Company.

We are a food brand development company that builds and represents popular food concepts throughout the United States as well as international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands we intend to bring to our customers fresh innovative brands that have great potential. All of our brands will be unique in nature as we focus on niche markets that are still in need of developing.

The Company reached an agreement to purchase a multi-unit tranche of racks and coolers from Healthy SmartMarts and Graphics that Pop. The Company received its first ten units from Healthy SmartMarts and two units from Graphics that Pop. With this inventory available, the Company now plans to move forward in establishing its initial Micro Markets throughout the Atlanta metropolitan area. The total cost of the twelve units purchased was $30,300. As of the time of this filing, the Company has received several indications of interest, but has not yet placed any equipment.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended October 31, 2020 or 2019.

Restricted Cash

The Company has an obligation to transfer $50,000 to Mid Penn Bank as security pursuant to the Agreement of Sale and Security Agreement with Mid Penn Bank and Yuengling Ice Cream Corp, by December 31, 2020. If the funds are not transferred by December 31, 2020, the Bank has option to call the loan and to require the Company to pay any attorney’s fees incurred.

F-6

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary YIC Acquisitions Corp. All material transactions and balances have been eliminated on consolidation.

Inventory

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has expired or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. Total inventories at October 31, 2020 and 2019 were $202,724 and $243,151, respectively.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of October 31, 2020, and 2019, no liability for unrecognized tax benefits was required to be reported.

Revenue recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

F-7

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery. YIC Acquisitions Corp (Yuengling’s Ice Cream) generates its revenue through the sale of pints to retailers, through the online sales of pints directly to consumers, and through the sale of 3 gallon tubs to food service establishments, such as restaurants, stadiums, and universities. Revenue is recognized at the time of delivery or, for online sales, at the time of the transaction. Retailers and food service customers’ terms are generally 15 or 30 days. Online sales are paid via credit card and funds are generally received within 30 days.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. As of October 31, 2020, there are 30,857 potentially dilutive shares if the Preferred A were to be converted. As of October 31, 2020 and 2019, the Company’s diluted loss per share is the same as the basic loss per share, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

F-8

The carrying amounts of Notes Receivable and Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of October 31, 2020:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$–
Total	$–	$–	$–

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of October 31, 2019:

Description	Level 1	Level 2	Level 3
Derivative	$–	$–	$154,620
Total	$–	$–	$154,620

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. The new standard supersedes the present U.S. GAAP standard on leases and requires substantially all leases to be reported on the balance sheet as right-of-use assets and lease obligations. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. There has been no impact on our financial statements as a result of adopting this standard.

Topic 606, Revenue from Contracts with Customers, of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). The guidance in ASC 606 was originally issued by the FASB in May 2014 in Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). Since then, the FASB has issued several ASUs that have revised or clarified the guidance in ASC 606. The Company has evaluated the impact of this accounting standard update and noted that it has had no material impact.

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC718 and forgo revaluing the award after this date. The Company has chosen to early adopt this standard. There has been no material impact on our financial statements as a result of adopting this standard.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the condensed financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $2,948,321, at October 31, 2020, had a net loss of $192,888 for the year ended October 31, 2020, and net cash used in operating activities of $259,135 for the year ended October 31, 2020. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

F-9

NOTE 4 - PROPERTY & EQUIPMENT

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets, between three and seven years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	October 31, 2020	October 31, 2019
Automobile	$–	$22,000
Property and equipment	30,300	–
Less: accumulated depreciation	–	(2,750)
Property and equipment, net	$30,300	$19,250

Depreciation expense

Depreciation expense for the years ended October 31, 2020 and 2019 was $3,666 and $2,750, respectively. As of October 31, 2020, the Company’s fixed asset have not yet been placed in service. Depreciation will begin on the date the assets are placed into service.

During the year ended October 31, 2020, the Company sold its vehicle, recognizing a gain of $416 on the sale.

NOTE 5 – NOTES PAYABLE

On September 9, 2015, the Company issued to Backenald Corp. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of October 31, 2020, accrued interest amounted to $9,151.

On November 6, 2015, the Company issued Craigstone Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of October 31, 2020, accrued interest amounted to $8,992.

On March 22, 2016, the Company issued Craigstone Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of October 31, 2020, accrued interest amounted to $8,121.

F-10

On August 31, 2016, the Company issued Success Zone Tech Ltd. a promissory note in the principal amount of $100,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. On January 7, 2019, this note was purchased by and assigned to Device Corp. The note is convertible into shares of common stock at $0.0005. The Company accounted for the initial conversion feature as a beneficial conversion feature. A beneficial conversion feature arises when the conversion price of a convertible instrument is below the per share fair value of the underlying stock into which it is convertible, with the resulting expense not to exceed the loan amount. The company accounted for an additional beneficial conversion feature expense of $50,000 and $80,000 for the years ended October 31, 2020 and 2019, respectively. The amount was immediately expensed to interest expense with a credit to additional paid in capital.  During the year ended October 31, 2019, Device Corp converted $39,650 and $5,050 of principal and interest, respectively, into 65,200,000 shares of common stock. During the year ended October 31, 2020, Device Corp converted $59,600 and $9,275 of principal and interest, respectively, into shares of common stock. As of October 31, 2020, accrued interest amounted to $8,250. This note is in default.

On February 23, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $17,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2020, accrued interest amounted to $6,076.

On March 27, 2017, the Company issued Craigstone Ltd. a promissory note in the principal amount of $12,465, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2020, accrued interest amounted to $3,991.

On May 16, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $4,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2020, accrued interest amounted to $1,379.

On May 19, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $25,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note has been paid in full.

On July 28, 2017, we issued Backenald Trading Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2020, accrued interest amounted to $5,724.

On August 13, 2018, the company issued Travel Data Solutions a promissory note in the principal amount of $25,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note has been fully converted to common stock.

On January 24, 2020, the company issued a third party a promissory note in the principal amount of $15,000, bearing interest at the rate of 10% per annum, and maturing on April 30, 2020. As of October 31, 2020, the balance due on this note for principal and interest is $5,000 and $1,155, respectively. This note is in default.

On March 24, 2020, the company issued a third party a promissory note in the principal amount of $20,000, bearing interest at the rate of 10% per annum, and maturing on May 30, 2020. As of October 31, 2020, the balance due on this note for principal and interest is $20,000 and $1,211, respectively. This note is in default.

As of October 31, 2020 and 2019, the Company was also indebted to two other third parties for a total of $39,656 and $39,656, respectively. These notes are non-interest bearing and are currently past due and in default.

F-11

NOTE 6 – ASSET ACQUISITION

On June 18, 2019, the company entered into a Secured Creditor Asset Sale and Purchase Agreement with Mid Penn Bank (“Creditor”) and Yuengling’s Ice Cream (“Debtor”). The Company agreed to purchase certain assets of Yuengling’s Ice Cream and to assume certain liabilities of Debtor. The Company, for good and valuable consideration assumed the tangible and intangible assets that relates to and are directly derived from the assets purchased pursuant to the Secured Creditor Asset Sale and Purchase Agreement including, but not limited to the following: (i) Accounts, Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, supporting obligations, books and records, all rents, issues and profits of the business of selling ice cream and any other business Debtor is involved in: and (ii) all other tangible and intangible personal property, whether now owned or hereafter acquired, including policies of insurance thereon and all insurance proceeds and unearned premium in connection therewith, together withal all accessions, additional to replacements for and substitutions of Collateral and all cash and non-cash proceeds and products thereof. In addition, a 2015 Chevrolet Truck, it is intended that the Collateral shall include all assets of the Debtor including all operating contracts. Collateral shall also include a certain account held at Mid Penn Bank including all interest and earnings thereon. The Company will assume the debt in the total amount of $1,889,012.

YIC Acquisition has assumed three loans. The first loan was an SBA loan with a balance of $1,056,807 and annual interest of 5.25%. The loan has monthly payments and matures March 13, 2026. The balance due on this loan as of October 31, 2020 and 2019 is $891,429 and $1,011,534, respectively. The second loan is a line of credit with a balance of $814,297 and an annual interest rate of 4.25%. Payment on this line of credit are monthly. The balance due on this loan as of October 31, 2020 and 2019 is $800,000 and $800,000, respectively. The third loan is for a truck with a balance of $17,908 and annual interest of 4.95%. This loan has monthly payments and matures May 6, 2020. The balance due on this loan as of October 31, 2020 and 2019 is $0 and $10,416, respectively. The Line of Credit with Mid Penn is disclosed as a current liability pursuant to the ability of the bank to call the loan if $50,000 is not transferred to Mid Penn to secure the loans, per the terms of the original Agreement of Sale and Security Agreement with Mid Penn Bank and Yuengling Ice Cream Corp. The SBA is also disclosed as a current liability.

The Company accounted for the transaction as an asset acquisition under ASC 805 and as a result, allocated the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date as outlined in the table below. The results of operations of the assets acquired by the Company have been included in the consolidated statements of operations since the date of acquisition.

The allocation of the purchase price and the estimated fair market values of the assets acquired and liabilities assumed are shown below:

Consideration
Consideration issued	$–
Identified assets and liabilities
Cash	3,857
Accounts receivable	18,715
Miners CD	101,005
Inventory	374,719
Accounts payable and accruals	(154,006)
Line of credit	(814,297)
Auto loan	(17,908)
SBA loan	(1,056,807)
Loss on acquisition	$1,544,782

12

NOTE 7 – LOANS PAYABLE

As of October 31, 2020, the balance on the Company’s line of credit with Mid Penn Bank is $800,000 (refer to Note 6).

As of October 31, 2020, the balance on the Company’s SBA loan is $891,429 (refer to Note 6). During the year ended October 31, 2020, the Mid Penn Bank made several of the Company’s loan payments as part of the CARES Act. This amount has been recognized as a gain on forgiveness of debt of $68,436.

On August 31, 2020, the Company received a Paycheck Protection Program loan under the CARES Act for $83,300 (the “PPP Loan”). The Paycheck Protection Program provides that the use of PPP Loan proceeds are limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The Company currently intends to use the PPP Loan for permitted uses, although no assurance can be given that the Company will obtain forgiveness of all or any portion of amounts due under the PPP Loan. If not forgiven the loan bears interest at 1% per annum and matures in five years.

NOTE 8 – RELATED PARTY TRANSACTIONS

On May 14, 2019, the Company issued 250,000,000 shares of Common Stock to Mr. Dickson. These shares were returned to the Company and canceled on July 11, 2019.

On March 20, 2020, the Company issued 100,000,000 shares of common stock to its subsidiary, YIC Acquisition Corp. The shares will be returned to the Company.

As of October 31, 2020 and 2019, the Company owes its officers $0 and $1,150, respectively, for cash advances to pay for operating expenses.

NOTE 9 – COMMON STOCK

On February 11, 2019, the Company amended its Articles of Incorporation to increase its authorized common stock to 500,000,000 shares, par value $0.001 per share.

On May 30, 2019, the Company issued a Public offering of the securities of the Company. The offering was for 38,000,000 shares of common stock, par value $0.00, at an offering price of $0.015 per share (the "Offered Shares"). The minimum purchase requirement per investor is 100,000 Offered Shares ($1,500); however, the Company may waive the minimum purchase requirement on a case-by-case basis at the Company's sole discretion.

On July 17, 2019, the Company issued an amendment to the Public offering of the securities of the Company that was previously issued on May 30, 2019. The amended offering is for 228,000,000 shares of common stock, par value $0.001, at an offering price of $0.0025 per share. The minimum purchase requirement per investor is 40,000 shares ($1,000); however, the Company may waive the minimum purchase requirement on a case-by-case basis at the Company's sole discretion.

During the year ended October 31, 2019, the Company sold 102,100,000 shares of common stock for total cash proceeds of $320,800.

During the year ended October 31, 2019, the Company granted 11,000,000 shares of common stock for services for total noncash expense of $41,800.

During the year ended October 31, 2019, the Company issued 65,200,000 shares of common stock for conversion of $44,700 of debt.

Occasionally, common stock is issued below its par or stated value. The holder of shares issued below par may be called on to pay in the amount of the discount if, in liquidation, creditors sustain a loss. When stock is issued below par, it either creates an account called “Discount on Stock,” which carries a debit balance, or it requires a charge to additional paid-in capital to the extent available from the same class of stock. As of October 31, 2019 and 2020, the discount exceeded the Additional Paid in Capital, so the Company recorded a discount to Common Stock.

13

On March 13, 2020, the Company amended its Articles of Incorporation to increase its authorized common stock to one billion (1,000,000,000) shares.

During the year ended October 31, 2020, the Company sold 21,527,777 shares of common stock for cash proceeds of $77,500. 3,472,222 of the shares have not yet been issued by the transfer agent.

During the year ended October 31, 2020, the Company issued 477,375,000 shares of common stock for conversion of $100,958 of principal and interest.

NOTE 10 – PREFERRED STOCK

Series A Preferred

The Company has designated Ten Million (10,000,000) shares of Preferred Stock the Series A Convertible Preferred Stock with a par and stated value of $0.001 per share. The holders of the Series A Convertible Preferred Stock are not be entitled to receive any dividends.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent Sixty Six and Two Thirds Percent (66 2/3%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66 2/3% which is allocated to the outstanding shares of Series A Convertible Preferred Stock.

The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two-thirds of the after conversion outstanding fully paid and non-assessable shares of Common Stock. Each individual share of Series A Convertible Preferred Stock shall be convertible into Common Stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock.

As of October 31, 2020 and 2019, there are 5,000,000 and 5,000,000 shares of Series A preferred stock, respectively, owned by the CEO.

On January 18, 2019, the Company entered into a Series A Stock Purchase Agreement with Device Corp, whereby the Company would sell Device Corp up to $250,000 of Series A preferred stock. Device Corp has advanced the Company funds for the purchase of the preferred, some of which are repaid in lieu of issuing the preferred stock. As of October 31, 2020, no shares of the Series A preferred stock have been issued and net balance received from Device Corp is credited to preferred stock to be issued.

As of October 31, 2020 and 2019, the Company has preferred stock to be issued to Device Corp in the amount of $266,250 and $153,800, respectively.

As of October 31, 2020 and 2019, the Company has preferred stock to be issued in the amount of $269,250 and $153,800, respectively.

Series B Preferred

The Series B preferred stock is convertible into shares of common stock at the option of the holder at a 35% discount to the lowest closing price for the thirty days prior to conversion.

On August 21, 2020, the Company entered into a Stock Purchased Agreement with Kanno Group Holdings II Ltd.(“KGH”), in which KGH purchased $3,000 of Series B Preferred Stock. The shares have not yet been issued and are disclosed as preferred stock to be issued.

NOTE 11 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company is using the U.S. federal income tax rate of 21% and 5% estimated state tax.

14

The provision for Federal income tax consists of the following October 31:

	2020	2019
Federal income tax benefit attributable to:
Book income	$(17,500)	$(498,700)
Other nondeductible expenses	(59,400)	389,400
Less: valuation allowance	76,900	109,300
Net provision for Federal income taxes	$–	$–

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	2020	2019
Deferred tax asset attributable to:
Net operating loss carryover	$(244,700)	$(167,800)
Less: valuation allowance	244,700	167,800
Net deferred tax asset	$–	$–

At October 31, 2020, the Company had net operating loss carry forwards of approximately $941,000 that maybe offset against future taxable income.  No tax benefit has been reported in the October 31, 2020 or 2019 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

F-15

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of October 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction, Nevada.

NOTE 12 – RESTATEMENT

The October 31, 2019 financial statements were restated to correct errors in accounting for assets, liabilities, including derivatives, and certain operating expenses. In addition, the inventory write down was reclassified to cost of goods sold from operating expenses.

The following table summarizes changes made to the October 31, 2019 balance sheet.

	October 31, 2019
	As Reported	Adjustment	As Restated
Balance Sheet:
Cash	$173,288	$–	$173,288
Inventory	391,967	(148,816)	243,151
Accounts receivable	6,942	–	6,942
Other	12,500	(12,500)	–
Property and equipment	14,708	4,542	19,250
Total assets	$599,405	(156,774)	$442,631

Accounts payable	$225,922	$500	$226,422
Accrued interest	56,334	3,467	59,801
Due to related party	1,100	50	1,150
Notes payable	264,471	–	264,471
Loans payable	1,020,157	1,793	1,021,950
Line of credit	814,520	(14,520)	800,000
Derivative liability	–	154,620	154,620
Total liabilities	2,382,504	145,910	2,528,414

Preferred stock	5,000	–	5,000
Common stock	214,750	–	214,750
Discount to common stock		(20,500)	(20,500)
Preferred stock to be issued	153,800	–	153,800
Additional paid-in capital	218,300	98,300	316,600
Accumulated deficit	(2,374,949)	(380,484)	(2,755,433)
Total Stockholders’ Deficit	(1,783,099)	(302,684)	(2,085,783)
Total liabilities and stockholders’ deficit	$599,405	$(156,774)	$442,631

F-16

The following table summarizes changes made to the October 31, 2019 Statements of Operations.

	As Reported	Adjustment	As Restated
Revenue	$79,679	$3,953	$83,632
Cost of goods sold	68,242	88,754	156,996
Gross margin	11,437	(84,801)	(73,364)

General and administrative	(66,012)	(78,030)	(144,042)
Professional fees	(156,575)	2,200	(154,375)
Interest expense	(76,043)	(93,026)	(169,069)
Loss on acquisition	(1,598,650)	53,868	(1,544,782)
Interest income	1,010	–	1,010
Change in fair value of derivative	–	69,350	69,350
Gain on extinguishment of debt	17,353	–	17,353
Net Loss	$(1,867,480)	$(130,439)	$(1,997,919)

NOTE 13 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued on April 1, 2021, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Subsequent to October 31, 2020, the Company issued 450,000,000 shares of common stock for conversion of $45,000 of principal and interest.

On December 10, 2020, the Company amended its Articles of Incorporation increased its authorized common stock to 1.5 billion (1,500,000,000) shares.

F-17

AUREUS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited) / (Revised)

	January 31, 2021	October 31, 2020
ASSETS
Current Assets:
Cash	$110,735	$112,234
Inventory	170,273	202,724
Accounts receivable	5,438	5,587
Total Current Assets	286,446	320,545

Other Assets:
Property and equipment, net	30,300	30,300
Total Assets	$316,746	$350,845
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	172,133	201,290
Accrued interest	49,510	54,101
Due to related party	2,600	–
Notes payable	174,121	179,871
Loans payable	962,466	974,729
Line of credit	800,000	800,000
Total Liabilities	$2,160,830	$2,209,991

Commitments and contingencies	–	–

Stockholders' Deficit:
Preferred stock: par value $0.001; 10,000,000 shares authorized, 5,000,000 and 5,000,000 shares issued and outstanding, respectively	5,000	5,000
Common stock: $0.001 par value; 1,500,000,000 shares authorized; 1,160,180,555 and 810,180,555 shares issued and outstanding, respectively	1,160,181	810,181
Discount to common stock	(711,917)	(396,917)
Preferred stock to be issued	403,250	269,250
Common stock to be issued	12,500	12,500
Additional paid in capital	389,161	389,161
Accumulated deficit	(3,102,259)	(2,948,321)
Total Stockholders' Deficit	(1,844,084)	(1,859,146)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$316,746	$350,845

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-18

AUREUS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) / (Revised)

	For the Three Months Ended
	January 31,
	2021	2020

Revenue	$3,386	$21,225
Cost of goods sold	32,451	26,014
Gross margin	(29,065)	(4,789)

Operating Expenses:
General and administrative expenses	78,665	32,015
Professional fees	5,000	31,840
Total operating expenses	83,665	63,855

Loss from operations	(112,730)	(68,644)

Other income (expense):
Interest expense	(16,208)	(34,434)
Gain on disposal of fixed assets	1,000	–
Change in fair value of derivative	–	154,620
Gain on extinguishment of debt	–	5,215
Loss on conversion of debt	(26,000)	–
Total other (expense) income	(41,208)	125,401

(Loss) income before provision for income tax	(153,938)	56,757
Provision for income tax	–	–
Net (Loss) income	$(153,938)	$56,757

Basic (loss) income per share	$(0.00)	$0.00

Basic weighted average shares	1,003,441,425	243,397,343

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-19

AUREUS INCORPORATED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED JANUARY 31, 2020 AND 2021

(Unaudited)

	Common Stock		Discount to	Preferred Stock		Additional	Preferred Stock	Common Stock	Accumulated
	Shares	Amount	Common Stock	Shares	Amount	Paid in Capital	To Be Issued	To Be Issued	Deficit	Total Equity
Balance October 31, 2019 (restated)	214,750,000	$214,750	$–	5,000,000	$5,000	$216,100	$153,800	$–	$(2,675,433)	$(2,085,783)
Stock issued for conversion of debt	35,000,000	35,000	(17,500)	–	–	–	–	–	–	17,500
Stock issued for cash	13,888,889	13,889	–	–	–	36,111	(19,800)	27,500	–	57,700
Net Loss	–	–	–	–	–	–	–	–	56,757	56,757
Balance January 31, 2020 (Revised)	263,638,889	$263,639	$(17,500)	5,000,000	$5,000	$252,211	$134,000	$27,500	$(2,618,676)	$(1,953,826)

Balance October 31, 2020 (Revised)	810,180,555	$810,181	$(396,917)	5,000,000	$5,000	$389,161	$269,250	$12,500	$(2,948,321)	$(1,859,146)
Stock issued for conversion of debt	350,000,000	350,000	(315,000)	–	–	–	–	–	–	35,000
Stock issued for cash	–	–	–	–	–	–	134,000	–	–	134,000
Net Loss	–	–	–	–	–	–	–	–	(153,938)	(153,938)
Balance January 31, 2021 (Revised)	1,160,180,555	$1,160,181	$(711,917)	5,000,000	$5,000	$389,161	$403,250	$12,500	$(3,102,259)	$(1,844,084)

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-20

AUREUS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) / (Revised)

	For the Three Months Ended
	January 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(153,938)	$56,757
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss (gain) on extinguishment of debt	26,000	(5,215)
Gain on sale of fixed asset	(1,000)	–
Change in fair value of derivative	–	(154,620)
Depreciation expense	–	1,833
Changes in assets and liabilities:
Accounts receivable	148	10,365
Inventory	32,451	23,513
Accounts payable	(29,157)	(17,301)
Accrued liabilities	3,659	3,395
Net cash used in operating activities	(121,837)	(81,273)

Cash flows from investing activities:
Proceeds from the sales of property and equipment	1,000	–
Net cash provided by investing activities	1,000	–

Cash flows from financing activities:
Net proceeds (payments) from the sale of preferred stock	134,000	(19,800)
Sale of common stock	–	77,500
Payments on notes payable	(17,262)	(42,660)
Proceeds / (payments) – related party loan	2,600	(1,150)
Net cash provided by financing activities	119,338	13,890

Net decrease cash	(1,499)	(67,383)
Cash, beginning of period	112,234	173,288
Cash, end of period	$110,735	$105,905

Cash paid during the period for:
Interest	$–	$–
Income taxes	$–	$–

Supplemental non-cash disclosure information:
Common stock issued for conversion of debt	$35,000	$17,500

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-21

AUREUS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2021

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

Aureus Incorporated (the “Company”) was incorporated in the state of Nevada on April 19, 2013. The Company was organized to develop and explore mineral properties in the state of Nevada. The Company is currently in active status in the state of Nevada.

On December 21, 2018, pursuant to a Stock Purchase Agreement, dated December 20, 2018, by and among the Company and Everett M. Dickson (the “Buyer”) and Hohme Holdings International, Inc. (the “Seller”), the Buyer purchased 90,000,000 shares of common stock of the Company from the Seller for a total of $15,000. Sadiq Shaikh has voting and dispositive control over the Seller. Simultaneously with the consummation of the Stock Purchase Agreement on December 21, 2018, Sadiq Shaikh resigned as the President and Chief Executive Officer and from the Board of Directors of the Company; Deborah Engles resigned as the Secretary and Treasurer of the Company; and Everett M. Dickson was appointed as the President, Chief Executive Officer, Treasurer, Secretary and as a director to the Board of directors of the Company.

We are a food brand development company that builds and represents popular food concepts throughout the United States and international markets. Management is highly experienced at business integration and re-branding potential. With little territory available for the older brands, we intend to bring to our customers fresh innovative brands that have great potential. All of our brands will be unique in nature as we focus on niche markets that are still in need of development.

We operate two lines of business. Through our subsidiary, YIC Acquisitions Corp. (“YICA”), we acquired the assets of Yuengling’s Ice Cream in June 2019. YICA produces and sells high-quality ice cream without artificial colors, flavoring, or preservatives and no added hormones. In September 2020, we entered into the micro market segment and launched our second business line, Aureus Micro Markets (“AMM”). Closely tied to the vending machine industry, Micro Markets look and feel like modern convenience stores while functioning with the ease and efficiency of vending foodservice and refreshment services.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending October 31, 2021. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company’s financial statements for the year ended October 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revised Financial Statements

The Company’s accompanying unaudited consolidated financial statements have all been revised due to adjustments made to our accounts as a result of our recently completed audit for the year ended October 31, 2020.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

F-22

Restricted Cash

The Company has an obligation to transfer $50,000 to Mid Penn Bank as security pursuant to the Agreement of Sale and Security Agreement with Mid Penn Bank and Yuengling Ice Cream Corp, by September 30, 2021. If the funds are not transferred by September 30, 2021, the Bank has option to call the loan and to require the Company to pay any attorney’s fees incurred.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the condensed financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $3,102,259, had a net loss of $153,938 for the quarter ended January 31, 2021, and net cash used in operating activities of $121,837 for the three months ended January 31, 2021. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 - PROPERTY & EQUIPMENT

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and seven years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	January 31, 2021	October 31, 2020
Automobile	$–	$–
Property and equipment	30,300	30,300
Less: accumulated depreciation	–	–
Property and equipment, net	$30,300	$30,300

Depreciation expense

Depreciation expense for the three months ended January 31, 2021 and 2020 was $0 and $0, respectively. As of January 31, 2021, the Company’s fixed asset have not yet been placed in service. Depreciation will begin on the date the assets are placed into service.

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NOTE 5 – NOTES PAYABLE

On September 9, 2015, the Company issued to Backenald Corp. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of January 31, 2021, accrued interest amounted to $9,655.

On November 6, 2015, the Company issued Craigstone Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. This note was transferred to Device Corp on April 10, 2020. As of January 31, 2021, accrued interest amounted to $9,496.

On March 22, 2016, the Company issued Craigstone Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. January 31, 2021, accrued interest amounted to $8,625.

On August 31, 2016, the Company issued Success Zone Tech Ltd. a promissory note in the principal amount of $100,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. On January 7, 2019, this note was purchased by and assigned to Device Corp. This note has been fully converted as of January 31, 2021.

On February 23, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $17,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of January 31, 2021, accrued interest amounted to $6,552.

On March 27, 2017, the Company issued Craigstone Ltd. a promissory note in the principal amount of $12,465, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of January 31, 2021, accrued interest amounted to $4,323.

On May 16, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $4,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of January 31, 2021, accrued interest amounted to $1,497.

On July 28, 2017, we issued Backenald Trading Ltd. a promissory note in the principal amount of $20,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of January 31, 2021, accrued interest amounted to $6,243.

On January 24, 2020, the company issued a third party a promissory note in the principal amount of $15,000, bearing interest at the rate of 10% per annum, and maturing on April 30, 2020. As of January 31, 2021, there is $0 and $1,405, principal and interest, respectively, due on this note. This note is currently in default.

On March 24, 2020, the company issued a third party a promissory note in the principal amount of $20,000, bearing interest at the rate of 10% per annum, and maturing on May 30, 2020. As of January 31, 2021, the balance due on this note for principal and interest is $20,000 and $1,715, respectively. This note is in default.

As of January 31, 2021, the Company was also indebted to two other third parties for a total of $39,656. These notes are non-interest bearing and are currently past due and in default.

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NOTE 6 – LOANS PAYABLE

YIC Acquisition assumed two loans that the Company still has. The first loan was an SBA loan with a balance of $1,056,807 and annual interest of 5.25%. The loan has monthly payments and matures March 13, 2026. The balance due on this loan as of January 31, 2021 and October 31, 2020 is $879,816 and $891,429, respectively. The second loan is a line of credit with a balance of $814,297 and an annual interest rate of 4.25%. Payment on this line of credit are monthly. The balance due on this loan as of January 31, 2021 and October 31, 2020 is $800,000 and $800,000, respectively.

As of January 31, 2021, the balance on the Company’s SBA loan is $879,166. During the year ended October 31, 2020, the Mid Penn Bank made several of the Company’s loan payments as part of the CARES Act. This amount has been recognized as a gain on forgiveness of debt of $68,436.

On August 31, 2020, the Company received a Paycheck Protection Program loan under the CARES Act for $83,300 (the “PPP Loan”). The Paycheck Protection Program provides that the use of PPP Loan proceeds are limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act. The Company currently intends to use the PPP Loan for permitted uses, although no assurance can be given that the Company will obtain forgiveness of all or any portion of amounts due under the PPP Loan. If not forgiven the loan bears interest at 1% per annum and matures in five years.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of January 31, 2021 and October 31, 2020 the Company owes its officers $2,600 and $0, respectively, for cash advances to pay for operating expenses.

NOTE 8 – COMMON STOCK

On December 10, 2020, the Company amended its Articles of Incorporation to increase its authorized common stock to 1.5 billion (1,500,000,000) shares.

During the year ended October 31, 2020, the Company sold 21,527,777 shares of common stock for cash proceeds of $77,500. 3,472,222 of the shares have not yet been issued by the transfer agent.

During the year ended October 31, 2020, the Company issued 477,375,000 shares of common stock for conversion of $100,958 of principal and interest.

During the three months ended January 31, 2021, the Company issued 350,000,000 shares of common stock for conversion of $35,000 of principal and interest.

NOTE 9 – PREFERRED STOCK

Series A Preferred

The Company has designated Ten Million (10,000,000) shares of Preferred Stock the Series A Convertible Preferred Stock with a par and stated value of $0.001 per share. The holders of the Series A Convertible Preferred Stock are not entitled to receive any dividends.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent Sixty Six and Two Thirds Percent (66 2/3%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66 2/3% which is allocated to the outstanding shares of Series A Convertible Preferred Stock.

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The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two thirds of the after conversion outstanding fully paid and non-assessable shares of Common Stock. Each individual share of Series A Convertible Preferred Stock shall be convertible into Common Stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock. As of January 31, 2021, there are 5,000,000 shares of Series A preferred stock owned by the CEO.

On January 18, 2019, the Company entered into a Series A Stock Purchase Agreement with Device Corp, whereby the Company would sell Device Corp up to $250,000 of Series A preferred stock. Device Corp has advanced the Company funds for the purchase of the preferred, some of which are repaid in lieu of issuing the preferred stock. As of October 31, 2020, no shares of the Series A preferred stock have been issued and net balance received from Device Corp is credited to preferred stock to be issued.

As of January 31, 2021 and October 31, 2020, the Company has preferred stock to be issued in the amount of $400,250 and $266,250, respectively.

Series B Preferred

The Series B preferred stock is convertible into shares of common stock at the option of the holder at a 35% discount to the lowest closing price for the thirty days prior to conversion.

On August 21, 2020, the Company entered into a Stock Purchased Agreement with Kanno Group Holdings II Ltd.(“KGH”), in which KGH purchased $3,000 of Series B Preferred Stock. The shares have not yet been issued and are disclosed as preferred stock to be issued.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through date the financial statements were available to be issued on April 1, 2021 and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Subsequent to January 31, 2021, the Company issued 100,000,000 shares of common stock for conversion of $10,000 of debt.

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ITEM 14. CHANGES IN AND DISAGREEEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)       Financial Statements:

All financial statements as set forth under Item 13 of this Form 10.

(b)       Exhibits:

Exhibit Number:	Description of Exhibit:	Previously Filed and Incorporated by Reference Herein:
3.1	Articles of Incorporation dated April 19, 2013	Exhibit 2.1 to Form 1-A filed on May 29, 2019
3.2	Certificate of Amendment dated December 6, 2017	Exhibit 2.1 to Form 1-A filed on May 29, 2019
3.3	Certificate of Amendment dated February 11, 2019	Exhibit 2.1 to Form 1-A filed on May 29, 2019
3.4	Certificate of Amendment dated March 18, 2020	Exhibit 3.4 to the Form 10 filed on April 6, 2021
3.5	Certificate of Designation for Series A Preferred Stock	Exhibit 2.2 to Form 1-A/A filed on June 25, 2019
3.6	Certificate of Amendment dated December 10, 2020	Exhibit 3.6 to the Form 10 filed on April 6, 2021
3.7	Bylaws	Exhibit 2.2 to Form 1-A filed on May 29, 2019
10.1†	Employment Agreement with Everett M. Dickson dated May 20, 2019	Exhibit 6.4 to Form 1-A filed on May 29, 2019
10.2	Indemnification Agreement with Everett M. Dickson dated May 20, 2019	Exhibit 6.5 to Form 1-A filed on May 29, 2019
10.3	Asset Acquisition Agreement – Yuengling’s	Exhibit 6.9 to Form 1-A filed on May 29, 2019
10.4	Secured Creditor Asset Sale and Purchase Agreement dated June 18, 2019	Exhibit 7.1 to Form 1-A/A filed on June 25, 2019
10.5	Security Agreement dated June 18, 2019	Exhibit 10.5 to the Form 10 filed on April 6, 2021
10.6	Post-Closing Agreement dated June 2, 2019	Exhibit 7.1 to Form 1-A/A filed on July 24, 2019
10.7	First Amended Post-Closing Agreement dated July 30, 2020	Exhibit 10.7 to the Form 10 filed on April 6, 2021
10.8	First Amended Post-Closing Agreement dated December 20, 2020	Exhibit 10.8 to the Form 10 filed on April 6, 2021
21.1	List of Subsidiaries	Exhibit 21.1 to the Form 10 filed on April 6, 2021

†	Management contract or compensatory plan

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AUREUS, INC.

Date: June 7, 2021	By:	/s/ Everett M. Dickson
Everett M. Dickson
Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Principal Financial and Accounting Officer)

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